Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

2144 ASSOCIATES HERSHEY

3144 ASSOCIATES

SAWMILL THREE, LLC

44 HERSHA SMITHFIELD, LLC

HHLP BROOKHAVEN ASSOCIATES, LLC

HHLP HARRISBURG FRIENDSHIP, LP

44 CARLISLE ASSOCIATES

HHLP LANGHORNE ONE ASSOCIATES, LP

INN AMERICA HOSPITALITY AT EWING, LLC

HHLP WILMINGTON ASSOCIATES, LP

HHLP LANGHORNE TWO ASSOCIATES, LP

HHLP OXFORD VALLEY ASSOCIATES, LP

HHLP HAUPPAUGE ASSOCIATES, LLC

HHLP KING OF PRUSSIA ASSOCIATES, LP

HHLP BRIDGEWATER ASSOCIATES LLC

HHLP WILMINGTON ASSOCIATES, LP

collectively, as Seller

and

BRE NE HOSPITALITY HOLDINGS LLC,

as Purchaser

Dated: September 20, 2013

1

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
ARTICLE II THE PROPERTY AND LIABILITIES		12
2.1	Description of the Property	12
2.2	Excluded Property	14
2.3	Assumed Liabilities	15
2.4	Retained Liabilities	15
ARTICLE III PURCHASE PRICE		12
3.1	Purchase Price	15
3.2	Deposit	16
3.3	Payment of Purchase Price	16
ARTICLE IV CONTINGENCIES		17
4.1	Due Diligence	17
4.2	Loan Assumptions and Defeasance	19
4.3	Franchise Approval	20
4.4	Delivery of Due Diligence Materials Upon Termination	21
ARTICLE V TITLE TO THE PROPERTY		21
5.1	Title Commitments	21
5.2	Surveys	22
5.3	Exceptions to Title	22
ARTICLE VI CONDITION OF THE PROPERTY		25
6.1	PROPERTY SOLD “AS IS”	25
6.2	Survival	27
ARTICLE VII REPRESENTATIONS AND WARRANTIES		27
7.1	Seller’s Representations and Warranties	27
7.2	Purchaser’s Representations and Warranties	33
ARTICLE VIII COVENANTS		34
8.1	Confidentiality	34
8.2	Operation in the Ordinary Course of Business	36
8.3	Actions Requiring Purchaser’s Consent	36
8.4	Licenses and Permits	37
8.5	Employees	37
8.6	Bookings	38
8.7	Tax Contests	38

1

8.8	Cooperation	39
8.9	Notices and Filings	39
8.1	Access to Information	39
8.11	Privacy Laws	40
8.12	Further Assurances	40
8.13	Termination of Contracts	40
8.14	Estoppel Certificates	40
8.15	Tax Clearance and Bulk Sales Certificates	41
ARTICLE IX CLOSING CONDITIONS		41
9.1	Purchaser Closing Conditions	41
9.2	Seller Closing Conditions	43
9.3	Additional Seller Termination Rights	44
9.4	Frustration of Closing Conditions	46
ARTICLE X CLOSING		46
10.1	Closing Date	46
10.2	Closing Escrow	46
10.3	Closing Deliveries	47
10.4	Possession	49
ARTICLE XI PRORATIONS AND EXPENSES		49
11.1	Closing Statement	49
11.2	Prorations and Credits	49
11.3	Accounts Receivable	53
11.4	Transaction Costs	53
11.5	Reconciliation	54
11.6	Survival	54
ARTICLE XII TRANSITION PROCEDURES		54
12.1	Safe Deposit Boxes	54
12.2	Baggage	55
12.3	IT System	55
12.4	Removal of Proprietary Property	55
12.5	Notice to Employees	56
12.6	Guest Cars	56
ARTICLE XIII DEFAULT AND REMEDIES		56
13.1	Seller Default	56
13.2	Purchaser’s Default	56

2

ARTICLE XIV RISK OF LOSS		56
14.1	Casualty	56
14.2	Condemnation	57
ARTICLE XV SURVIVAL, INDEMNIFICATION AND RELEASE		58
15.1	Survival	58
15.2	Indemnification by Seller	59
15.3	Indemnification by Purchaser	59
15.4	Limitations on Indemnification Obligations	59
15.5	Negligence or Willful Misconduct of Indemnitee	60
15.6	Waiver of Certain Damages	60
15.7	Indemnification Procedure	60
15.8	Accrual of Indemnification Obligation	61
15.9	Exclusive Remedy for Indemnification Loss	61
ARTICLE XVI MISCELLANEOUS PROVISIONS		61
16.1	Notices	61
16.2	No Recordation	63
16.3	Time is of the Essence	63
16.4	Assignment	63
16.5	Successors and Assigns	64
16.6	Third Party Beneficiaries	64
16.7	GOVERNING LAW	64
16.8	Rules of Construction	64
16.9	Severability	65
16.1	JURISDICTION AND VENUE	65
16.11	WAIVER OF TRIAL BY JURY	65
16.12	Prevailing Party	65
16.13	Several (Not Joint and Several) Liability of Seller	66
16.14	Exculpation	66
16.15	Incorporation of Recitals, Exhibits and Schedules	66
16.16	Entire Agreement	66
16.17	Amendments, Waivers and Termination of Agreement	66
16.18	Not an Offer	66
16.19	Execution of Agreement	66
16.2	1031 Exchange	66
16.21	Non-Solicitation	67

3

ARTICLE XVII JOINDER OF HERSHA		67
17.1	Hersha Guaranty	67
17.2	Representations and Warranties of Hersha	68
17.3	Survival	68
ARTICLE XVIII ESCROW		68
18.1	Escrow Provisions	68

4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of September, 2013 (the “Effective Date”), by and among 2144 Associates Hershey, a Pennsylvania limited partnership, 3144 Associates, a Pennsylvania limited partnership, Sawmill Three, LLC, a Connecticut limited liability company, 44 Hersha Smithfield, LLC, a Rhode Island limited liability company, HHLP Brookhaven Associates, LLC, a New York limited liability company, HHLP Harrisburg Friendship, LP, a Pennsylvania limited partnership, 44 Carlisle Associates, a Pennsylvania limited partnership, HHLP Langhorne One Associates, LP, a Pennsylvania limited partnership, Inn America Hospitality at Ewing, LLC, a New Jersey limited liability company, HHLP Wilmington Associates, LP, a Delaware limited partnership, HHLP Langhorne Two Associates, LP, a Pennsylvania limited partnership, HHLP Oxford Valley Associates, LP, a Pennsylvania limited partnership, HHLP Hauppauge Associates, LLC, a New York limited liability company, HHLP King of Prussia Associates, LP, a Pennsylvania limited partnership, HHLP Bridgewater Associates LLC, a New Jersey limited liability company, and HHLP Wilmington Associates, LP, a Delaware limited partnership (individually and collectively, “Seller”), and BRE NE HOSPITALITY HOLDINGS LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns sixteen (16) separate hotel facilities more particularly described on Exhibit A attached hereto (each a “Hotel” and, collectively, the “Hotels”);

WHEREAS, American Properties at Scotch Road, LLC, a New Jersey limited liability (“American Properties") owns a single hotel facility known as the Element Hotel, Ewing, NJ (the “Element Hotel”);

WHEREAS, Seller desires to sell each and every Hotel to Purchaser, and Purchaser desires to purchase each and every Hotel from Seller, on the terms and subject to the covenants and conditions hereinafter set forth; and

WHEREAS, American Properties desires to sell the Element Hotel to Purchaser, and Purchaser desires to purchase the Element Hotel from Purchaser, on the terms and subject to the covenants and conditions set forth in that certain written Purchase and Sale Agreement dated on or about the date hereof by and between American Properties and Purchaser (the “Other Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1Definitions

.  In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.1.

“Accounts Receivable” means all amounts which Seller or Operating Lessee is entitled to receive from the Business which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller or Operating Lessee at the Hotel, but expressly excluding all (i) credit card charges, checks and other instruments which have been submitted for payment as of the Closing, and (ii) items of income otherwise prorated pursuant to Section 11.2 or Section 11.3.1 hereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of the Person, or (ii) controls, is controlled by or is under common control with, the Person.  For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of a Person, whether by the ownership of voting securities, contract or otherwise.

“Anti-Terrorism Laws” means all domestic and foreign money laundering and anti-terrorist laws, statutes, treaties, codes, permits, decrees, ordinances, orders (judicial, executive or administrative), rules, regulations (temporary, interim and final), directives, determinations, judgments or requirements, including the USA Patriot Act of 2001, Pub. L. No. 107 56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. Section 1701 et seq., rules, regulations and policies promulgated pursuant to OFAC, and laws and regulations relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957, as all of the foregoing may be amended, modified, supplemented or superseded from time to time.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent any Person or property is subject to the same.

“Assigned Operating Agreements” has the meaning set forth in Section 2.1.10 hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Assumed Loan Documents” has the meaning set forth in Section 7.1.21 hereof.

“Assumed Loans” has the meaning set forth in Section 3.3.2 hereof

“Assumption Fees” has the meaning set forth in Section 4.2.1 hereof.

“Beverage Services Agreement” has the meaning set forth in Section 8.4 hereof.

“Bookings” has the meaning set forth in Section 2.1.16 hereof.

“Books and Records” has the meaning set forth in Section 2.1.13 hereof.

“Bridgewater Hotel” has the meaning set forth in Section 11.2.16 hereof.

“Bridgewater Loan Agreement” means that certain Loan Agreement, dated as of December 28, 2006, by and between HHLP Bridgewater Associates, LLC and Goldman Sachs Commercial Mortgage Capital, L.P., as amended and supplemented pursuant to the Lender Consent in connection with the acquisition of the Bridgewater Hotel.

“Bridgewater Reserve Account Credit” has the meaning set forth in Section 11.2.16(A) hereof.

“Business” means, with respect to each Hotel, the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, bar or banquet services at the Hotel, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property comprising a part of the Hotel, (v) the employment of the Employees at the Hotel, and (vi) the payment of Taxes for the Hotel.

“Business Day” means any day other than a Saturday, Sunday or any federal legal holiday.

“Cash Consideration” means that portion of the Purchase Price to be paid by Purchaser to Seller, in the form of good and valid U.S. funds, at Closing, as the same is more particularly shown on Schedule 3.3.5 attached hereto.

“Casualty” has the meaning set forth in Section 14.1 hereof.

“Closing” means the First Closing or the Second Closing, as applicable, in each case as extended pursuant to this Agreement.

“Closing Date” means the First Closing Date or the Second Closing Date, as applicable, in each case as extended pursuant to this Agreement.

“Closing Escrow” has the meaning set forth in Section 10.2 hereof

“Closing Escrow Agreement” has the meaning set forth in Section 10.2 hereof

“Closing Statement” has the meaning set forth in Section 11.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 14.2 hereof.

“Confidential Information” has the meaning set forth in Section 8.1.1 hereof.

“Contract” means any agreement, contract, arrangement, commitment, mortgage, deed of trust, indenture, instrument, lease, note, bond, purchase order or license of any kind, whether written or oral, including each amendment, modification, renewal, extension or ancillary document pertaining thereto, in each case to which Seller is a party or by which Seller or any Property is bound, including, without limitation, the Equipment Leases and the Operating Agreements, but excluding the Tenant Leases, the Operating Lease and the Management Agreement.

“Courtyard Langhorne Hotel” has the meaning set forth in Section 11.2.17 hereof.

“Cut-Off Time” has the meaning set forth in Section 11.2 hereof.

“Deed” has the meaning set forth in Section 10.3.1(b) hereof.

“Defeasance Fees” has the meaning set forth in Section 4.2.2 hereof.

“Deposit” has the meaning set forth in Section 3.2.1 hereof.

“Element Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the Effective Date, by and among American Properties at Scotch Road, LLC and Purchaser.

“Element Purchaser” means the “Purchaser” as defined in the Element Purchase Agreement.

“Element Purchaser Default” means a default by Element Purchaser as set forth in clause (x) of Section 13.2 of the Element Purchase Agreement.

“Element Seller” means the “Seller” as defined in the Element Purchase Agreement.

“Element Seller Default” means a default by Element Seller as set forth in clause (x) of Section 13.1 of the Element Purchase Agreement.

“Employees” means, at the time in question, all persons employed full time or part time at the Property by Seller.

“Employer” means the employer of the Employees.

“Encumbered Properties” means those Properties listed on Schedule 1.1 hereof.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Hotel, or (ii) violation of any Environmental Laws with respect to the Hotel.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Hotel, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Equipment Leases” has the meaning set forth in Section 2.1.9 hereof.

“Escrow Agent” means Chicago Title Insurance Company, 711 Third Ave, NY, NY 10017, Attention: Neal Miranda, Telephone: 212-880-1237, Email: neal.miranda@ctt.com.

“Excluded Hotel” has the meaning set forth in Section 9.1.2(A) hereof.

“Existing Franchise Agreement” has the meaning set forth in Section 7.1.31 hereof.

“Existing Franchisor” means those Franchisors set forth on Schedule 7.1.31-A hereto.

“F&B” has the meaning set forth in Section 2.1.6 hereof.

“First Closing” has the meaning set forth in Section 10.1.1 hereof.

“First Closing Date” has the meaning set forth in Section 10.1.1 hereof.

“FF&E” has the meaning set forth in Section 2.1.3 hereof.

“Franchise Agreement” means a license agreement between Franchisor and Purchaser with respect, without limitation, to the branding and operation of the Hotel.

“Franchise Approval” has the meaning set forth in Section 4.3.1 hereof.

“Franchise Approval Notice” has the meaning set forth in Section 4.3.1 hereof.

“Franchisor” means the licensor under any Franchise Agreement entered into by Purchaser with respect to the Hotel.

“Function Revenues” has the meaning set forth in Section 11.2.11 hereof.

“Further Due Diligence Period” has the meaning set forth in Section 4.1.2 hereof.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off for the Hotel for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, and any restaurant, bar or banquet services at or for the Hotel, or any other goods or services provided by or on behalf of Seller or Operating Tenant at the Hotel.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by products and polychlorinated biphenyls.

“Hersha” means Hersha Hospitality Trust, a Maryland Real Estate Investment Trust.

“Hotel” and “Hotels” has the meaning set forth in the recitals hereof.

“Hotel Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller, Operating Tenant or any hotel manager, whether obtained or derived by Seller or Operating Tenant from guests or customers of the Hotel.

“HHM Managed Hotels” means the Hotels to be managed by HHM Manager following the Closing as determined by the Purchaser.

“HHM Manager” means Hersha Hospitality Management L.P.

“Improvements” has the meaning set forth in Section 2.1.2 hereof.

“Indemnification Claim” has the meaning set forth in Section 15.6.1 hereof.

“Indemnification Deductible” has the meaning set forth in Section 15.4.2 hereof.

“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by the Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 15.6.1 hereof.

“Indemnitor” has the meaning set forth in Section 15.6.1 hereof.

“Initial Second Closing Date” has the meaning set forth in Section 10.1.2 hereof

“Intellectual Property” has the meaning set forth in Section 2.1.12 hereof.

“Inventoried Baggage” has the meaning set forth in Section 12.2 hereof.

“Inventoried Safe Deposit Boxes” has the meaning set forth in Section 12.1 hereof.

“IT System” has the meaning set forth in Section 2.1.5 hereof.

“Knowledge” means: (i) with respect to Seller, the actual knowledge, without independent investigation, of Mr. William J. Walsh, Senior Vice President, Asset Management, Charles Paloux, Director of Asset Management and Acquisitions and Ashish Parikh, Chief Financial Officer, and expressly excludes the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller; and (ii) with respect to Purchaser, the actual knowledge, without independent investigation, of Brian Kim, and expressly excludes the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

“Land” has the meaning set forth in Section 2.1.1 hereof.

“Langhorne Cash Management Agreement” means that certain Cash Management Agreement, dated January 3, 2006, by and between HHLP Langhorne One Associates, L.P., 44 New England Management Company, Wells Fargo Bank, National Association, as lender, and Wells Fargo Bank, National Association, as depository, as amended and supplemented pursuant to the Lender Consent in connection with the acquisition of the Courtyard Langhorne Hotel.

“Langhorne Reserve Account Credit” has the meaning set forth in Section 11.2.17 hereof.

“Leasing Costs” has the meaning set forth in Section 7.1.32 hereof.

“Lender” means, individually and collectively, the lender under and pursuant to the Assumed Loans.

“Lender Approval” has the meaning set forth in Section 4.2.1 hereof.

“Lender Approval Notice” has the meaning set forth in Section 4.2.1 hereof.

“Letter of Intent” means that certain letter of intent with an effective date of August 19, 2013, between Hersha Hospitality Trust, on behalf of Seller, and Blackstone Real Estate Advisors L.P., on behalf of Purchaser, outlining the general terms of the transactions described in this Agreement.

“Liabilities” means any liabilities, obligations, damages, losses, costs and expenses of any kind or nature whatsoever, whether accrued or un-accrued, actual or contingent,

known or unknown, foreseen or unforeseen, and unrelated to a breach of a Seller representation, warranty or covenant contained herein or in any Seller Document.

“Licenses and Permits” has the meaning set forth in Section 2.1.11 hereof.

“Liquor License” has the meaning set forth in Section 8.4 hereof.

“Loan and Franchise Application Date” has the meaning set forth in Section 4.2.1 hereof.

“Management Agreement” means any contract for the management of the Hotel by Seller or Operating Lessee and any hotel manager.

“Material Casualty” has the meaning set forth in Section 14.1.1 hereof.

“Material Condemnation” has the meaning set forth in Section 14.2.1 hereof.

“Material Contract” means any Contract requiring aggregate annual payments in excess of Fifty Thousand Dollars ($50,000.00) for any year during the term of the Contract after the Closing or that is not terminable on thirty (30) days or less notice without payment of fee or penalty by Seller.

“Monetary Defects” has the meaning set forth in Section 5.3.1 hereof.

“New Survey Defect” has the meaning set forth in Section 5.3.3 hereof.

“New Title and Survey Election Notice” has the meaning set forth in Section 5.3.3 hereof.

“New Title and Survey Objection Notice” has the meaning set forth in Section 5.3.3 hereof.

“New Title and Survey Response Notice” has the meaning set forth in Section 5.3.3 hereof.

“New Title Exception” has the meaning set forth in Section 5.3.3 hereof.

“Notice” has the meaning set forth in Section 18.1.1 hereof.

“OFAC” has the meaning set forth in Section 7.1.17 hereof.

“Operating Agreements” means all maintenance, repair, improvement, service and supply contracts, booking and reservation agreements, and all other agreements for goods or services which are held by or on behalf of Seller or Operating Tenant in connection with the Business, other than the Operating Lease, Tenant Leases, Equipment Leases and Licenses and Permits, together with all deposits made or held by or on behalf of Seller or Operating Tenant thereunder.

“Operating Lease” means, individually and collectively, the lease agreement between Seller and Operating Tenant with respect to the Hotel.

“Operating Tenant” means, individually and collectively, the tenant under each Operating Lease.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s and Operating Tenant’s, as applicable, past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Permitted Exception” has the meaning set forth in Section 5.3.2 hereof.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plans and Specifications” has the meaning set forth in Section 2.1.14 hereof.

“Property” has the meaning set forth in Section 2.1 hereof.

“Property Improvement Plan” or “PIP” means, individually and collectively, the property improvement plan for the Hotel executed by Purchaser and Franchisor at or before the Closing.

“Proprietary Marks” has the meaning set forth in Section 2.2.2 hereof.

“Proprietary Property” has the meaning set forth in Section 2.2.2 hereof.

“Prorations” has the meaning set forth in Section 11.2 hereof.

“Purchase Price” has the meaning set forth in Section 3.1 hereof.

“Purchaser Closing Conditions” has the meaning set forth in Section 9.1.1 hereof.

“Purchaser Closing Deliveries” has the meaning set forth in Section 10.3.2 hereof.

“Purchaser Default” has the meaning set forth in Section 13.3 hereof.

“Purchaser Documents” has the meaning set forth in Section 7.2.2 hereof.

“Purchaser Elected Defeasance” has the meaning set forth in Section 4.2.3 hereof.

“Purchaser First Deferral Option” has the meaning set forth in Section 10.1.1 hereof.

“Purchaser Second Deferral Option” has the meaning set forth in Section 10.1.2 hereof.

“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Real Property” has the meaning set forth in Section 2.1.2 hereof.

“Retail Merchandise” has the meaning set forth in Section 2.1.7 hereof.

“Retained Liabilities” has the meaning set forth in Section 2.4 hereof.

“Second Closing” has the meaning set forth in Section 10.1.2 hereof.

“Second Closing Date” has the meaning set forth in Section 10.1.2 hereof.

“Seller Closing Conditions” has the meaning set forth in Section 9.2.1 hereof.

“Seller Closing Deliveries” has the meaning set forth in Section 10.3.1 hereof.

“Seller Default” has the meaning set forth in Section 13.1 hereof.

“Seller Documents” has the meaning set forth in Section 7.1.2 hereof.

“Seller Due Diligence Materials” has the meaning set forth in Section 4.1.3 hereof.

“Seller Indemnitees” means Seller, Operating Tenant, the Employer and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Possession” means in the physical possession and/or control of or reasonably available to any officer or employee of Seller, Employer or Operating Tenant; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to Applicable Law prohibiting their disclosure by Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller.

“Supplies” has the meaning set forth in Section 2.1.4 hereof.

“Survey Defects” has the meaning set forth in Section 5.3.1 hereof.

“Survival” has the meaning set forth in Section 15.1.1 hereof.

“Taxes” means any federal, state, local or foreign taxes, assessments, levies, charges or fees imposed by any Governmental Authority with respect to the Property or the Business, including (i) any federal, state, local or foreign real property, personal property, sales, use, room, occupancy, ad valorem, income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement, and (iii) any interest, penalty or fine with respect thereto.

“Tenant Lease” has the meaning set forth in Section 2.1.8 hereof.

“Tenant Security Deposit” has the meaning set forth in Section 2.1.8 hereof.

“Terminated Contracts” has the meaning set forth in Section 8.13 hereof

“Third-Party Claim” means, individually and collectively:  (i) with respect to Seller Indemnitees, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against Seller Indemnitee by any Person which is not Purchaser or an Affiliate of Purchaser; and (ii) with respect to any Purchaser Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against Purchaser Indemnitee by any Person which is not Seller or an Affiliate of Seller.

“Third Party Loans” shall mean all loans, mortgages, deeds of trust, notes, indentures and other documents evidencing borrowing related to, or secured by an interest in, the Property.

“Title Commitments” has the meaning set forth in Section 5.1 hereof.

“Title Company” means Chicago Title Insurance Company and First American Title Insurance Company, acting through its agent National Land Tenure.

“Title Exceptions” has the meaning set forth in Section 5.3.1 hereof.

“Title Policy” has the meaning set forth in Section 5.4 hereof.

“Trade Payables” has the meaning set forth in Section 11.2.9 hereof.

“Unencumbered Properties” means all Properties other than the Encumbered Properties.

“Unpermitted Exceptions” has the meaning set forth in Section 5.3.1 hereof.

“U.S. Person” has the meaning set forth in Section 7.1.17 hereof.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.1.15 hereof.

ARTICLE II
THE PROPERTY AND LIABILITIES

2.1Description of the Property

.  Subject to the terms set forth in this Agreement, at Closing, Seller shall, or shall cause Operating Tenant to,  sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller or Operating Tenant, as applicable, the property and assets being conveyed, as more particularly set forth in this Section 2.1 below (each, a “Property” and, collectively, the “Properties”):

2.1.1Land

.  Each individual parcel of land described in Schedule 2.1.1 attached hereto, together with all appurtenant easements and any other rights and interests appurtenant thereto and including, without limitation, all minerals, oils, gas and other hydrocarbon substances on and under the land and all development and water rights relating to the land (collectively, the “Land”);

2.1.2Improvements

.  All buildings, structures (surface and subsurface), parking areas and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements,” and together with the Land, the “Real Property”);

2.1.3FF&E

.  All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Real Property and used exclusively in the Business, or ordered for future use at the Real Property, at Closing, other than the Supplies, IT System, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”).

2.1.4Supplies

.  All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, in each case whether partially used, unused or held in reserve storage for future use, which are located at the Real Property or stored off-site or ordered for future use at the Real Property as of Closing thereon (the “Supplies”);

2.1.5IT System

.  All computer hardware, telecommunications and information technology systems located at the Real Property or stored off-site, including all telephone exchanges located at the Real Property, and all computer software used at the Real Property, subject to the terms of the applicable license agreement, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “IT System”);

2.1.6Food and Beverage

.  All food and beverages (alcoholic and non-alcoholic) which are located at the Real Property or stored off-site, whether opened or unopened, or ordered for future use at the Real Property, as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);

2.1.7Retail Merchandise

.  All merchandise located at the Real Property and held for sale to guests and customers of at the Real Property, or ordered for future sale at the

Real Property or stored offsite, as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by or on behalf of Seller or Operating Tenant at the Real Property, but expressly excluding the F&B (the “Retail Merchandise”);

2.1.8Tenant Leases

.  All leases, subleases, licenses, concessions and/or similar agreements granting to any other Person the right to use or occupy any portion of the Real Property, other than the Bookings, together with all security deposits held by or on behalf of Seller or Operating Tenant thereunder (the “Tenant Security Deposits”) and letters of credit and all guaranties relating thereto, if any (each, a “Tenant Lease” and, collectively, the “Tenant Leases”). The Tenant Leases are more particularly described on Schedule 2.1.8 attached hereto;

2.1.9Equipment Leases

.  Subject to Section 8.3 and Section 8.13 hereof, all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel or stored off-site which are held by or on behalf of Seller or Operating Tenant and used exclusively in the Business, together with all deposits made by or on behalf of Seller or Operating Tenant, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, an “Equipment Lease” and, collectively, the “Equipment Leases”), including, but not limited to, the Equipment Leases more particularly described on Schedule 2.1.9 attached hereto;

2.1.10Assigned Operating Agreements

.  Subject to Section 8.3 and Section 8.13 hereof, all Operating Agreements (other than any Terminated Contracts) to the extent the same and the deposits held thereunder are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, an “Assigned Operating Agreement” and, collectively, the “Assigned Operating Agreements”);

2.1.11Licenses and Permits

.  All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by or on behalf of Seller, Operating Tenant or any hotel manager including, without limitation, the construction, use or occupancy of the Property or the Business, together with any deposits made by or on behalf of Seller or Operating Tenant, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Licenses and Permits”);

2.1.12Intellectual Property

.  All trademarks, trade names, service marks and other intellectual property rights owned or assignable by Seller, Operating Tenant or any Affiliate of Seller used in connection with the Business (the “Intellectual Property”);

2.1.13Books and Records

.  All books and records which relate exclusively to the Property or the Business, including, without limitation Hotel Guest Data and Information and Tax returns, but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller, Operating Tenant or any of their Affiliates, including, without limitation, all (1) internal financial analyses, appraisals, income or similar Tax returns, financial statements, and (2) corporate or other entity governance records (the “Books and Records”);

2.1.14Plans and Specifications

.  All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s Possession which relate exclusively to the Hotel, to the extent the same are transferable (the “Plans and Specifications”);

2.1.15Warranties

.  All warranties and guaranties held by or made for the benefit of Seller or Operating Tenant with respect to the Improvements or Personal Property situated at the Hotel owned or operated by Seller or Operating Tenant, or otherwise in Seller’s Possession, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”); and

2.1.16Bookings

.  All bookings and reservations for guest, conference and banquet rooms or other facilities the Property as of the Closing, together with all deposits held by or on behalf of Seller or Operating Tenant with respect to the Hotel (the “Bookings”).

2.2Excluded Property

.  Notwithstanding anything to the contrary in Section 2.1 above, the property, assets, rights and interests set forth in this Section 2.2 below (individually and collectively, the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser (and shall be deemed excluded from the words “Property,” “Properties,” “Hotel” and “Hotels,” as used herein):

2.2.1Cash

. Except (i) for deposits expressly included in Section 2.1 hereof, (ii) as otherwise contemplated by Section 11.2 hereof, and (iii) as otherwise expressly provided in this Agreement, all cash on hand or on deposit in any house bank, operating account or other account or reserve, including, without limitation, seasonal reserves and FF&E reserves, maintained in connection with the Business;

2.2.2Reserves

.  Without limiting Section 2.2.1 above, all security, escrows and/or deposits held by any lender or its agent in connection with the Assumed Loan to the extent that Seller does not receive a credit at Closing pursuant to Section 11.2.15.

2.2.3Proprietary Property

.  All (i) Seller’s or Operating Tenant’s internal management, operational, employee and similar manuals, handbooks and publications; and (ii) Seller’s or Operating Tenant’s centralized systems and programs used in connection with the Business conducted by Seller or Operating Tenant, including, without limitation, the sales and marketing, guest program, and purchasing systems and programs (collectively, “Proprietary Property”); provided, however, the Proprietary Property shall not include any marks owned by Hersha or Hersha Hospitality Management or any of Hersha or Hersha Hospitality Management’s affiliates;

2.2.4Operating Lease

.  The Operating Lease, which shall be terminated by Seller and Operating Tenant at the Closing without any liability to Purchaser; and

2.2.5Accounts Receivable

.  All Accounts Receivable (including the Guest Ledger) as of the Closing, to the extent expressly retained by Seller pursuant to Section 11.3 to this Agreement.

Notwithstanding anything that may be contained herein to the contrary, from and after the Closing on any particular Property or Properties, all Excluded Property related thereto shall, to the extent not already the case, be immediately relinquished to Seller to the extent in the possession of Purchaser following Closing.

2.3Assumed Liabilities

.  From and after Closing, subject to Seller’s representations, warranties and covenants contained herein and in the Seller Documents, Purchaser shall assume (i) all Liabilities arising from, relating to or in connection with Tenant Leases, Equipment Leases, Assigned Operating Agreements, Contracts and Licenses and Permits, in each and all cases if and to the extent assumed in writing by Purchaser at Closing and such Liabilities are first arising or accruing from and after Closing, and, (ii) all Liabilities with respect to the condition of the Property (regardless of whether the condition existed prior to or exists after the Closing Date), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property (the “Assumed Liabilities”); provided, however, in no event shall Assumed Liabilities include any of the Retained Liabilities.

2.4Retained Liabilities

.  From and after Closing, Seller shall retain all Liabilities first arising or accruing prior to Closing and Purchaser shall not have any Liabilities for: (i) the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, Equipment Leases, Contracts and Licenses and Permits, except to the extent Purchaser has received a credit for the Liabilities under Section 11.2 hereof other than the Terminated Contracts, (ii) the Terminated Contracts; (iii) the payment of all Taxes due and payable or accrued but not yet due or payable prior to the Closing Date, except to the extent Purchaser has received a credit for the Taxes under Section 11.2 hereof; (iv) any claim for personal injury to or property damage suffered or alleged to be suffered by a Person at the Property which injury or damage occurred prior to the Closing Date, including, without limitation, the material litigation disclosed on Schedule 7.1.6 attached hereto; and (v) any other Liability of the owner of the Hotel accruing with respect to the Business and/or operation of the Hotel prior to the Cut-Off Time that is not covered under (i) – (iv) above (the “Retained Liabilities”).

ARTICLE III
PURCHASE PRICE

3.1Purchase Price

.  The aggregate purchase price for the Properties is Two Hundred Seventeen Million Dollars ($217,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2 hereof, and as otherwise expressly provided in this Agreement.  The Parties acknowledge and agree that the Purchase Price is comprised of the sum of (i) the outstanding principal balance of the Assumed Loans, and (ii) the Cash Consideration, as more particularly set forth on Schedule 3.3.5 attached hereto which shall be adjusted at Closing for the Prorations pursuant to Section 11.2 hereof and as otherwise provided in this Agreement, as the same may be amended from time to time in accordance with the terms and conditions of this Agreement.

3.2Deposit

.  Purchaser has deposited with Escrow Agent a deposit in the amount of Nine Million One Hundred Ninety Four Thousand One Hundred Ninety-Five Dollars ($9,194,195.00) (including all interest which may accrue thereon, the “Deposit”). The Deposit or a portion thereof relating to the applicable Property, as applicable in accordance with this Agreement, shall be promptly refunded to Purchaser or paid to Seller in the form of a credit against the Purchase Price at Closing, as applicable, as set forth in this Agreement.  Without limiting the foregoing, upon the expiration of the Further Diligence Period, the Deposit shall be and become non-refundable to Purchaser, except as otherwise expressly set forth in this Agreement.

3.2.1Escrow of Deposit

.  The Deposit shall be held by Escrow Agent, in escrow, pursuant to the terms and provisions set forth and contained in this Agreement.

3.2.2Investment of Deposit

.  At the direction of Purchaser, Escrow Agent shall invest the Deposit in an interest-bearing account with Citibank, N.A.  No investment of the Deposit shall have a maturity date beyond the Closing Date.  Any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, provided,  however, that at each Closing, the portion of the interest earned on the Deposit that is allocable to the Property or Properties with respect to which the Closing shall have occurred, based on the allocation of the Deposit as set forth on Schedule 3.3.5, shall be credited to Purchaser by applying the same against the Purchase Price.

3.2.3Disbursement of Deposit to the Seller

.  Escrow Agent shall disburse the Deposit to the Parties in accordance with the terms and conditions of this Agreement.  At Closing, the portion of the Deposit allocable to the Property subject to the Closing shall be credited against the Purchase Price payable for the Property which is subject to the Closing.  This Section 3.2 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

3.3Payment of Purchase Price

.

3.3.1Payment at Closing

. At Closing, Purchaser shall pay to the Seller an amount equal to a portion of the Purchase Price, as set forth on Schedule 3.3.5 attached hereto, as adjusted pursuant to Section 3.1 hereof, less the portion of the Deposit applicable to the Property that the Closing relates to, as set forth on Schedule 3.3.5 attached hereto, disbursed to the Seller.  The Purchaser shall cause the wire transfer of a portion of the Cash Consideration, as set forth on Schedule 3.3.5 attached hereto which shall be adjusted at Closing for the Prorations pursuant to Section 3.1 hereof, to be received by Escrow Agent no later than 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2Assumed Loans

. Subject to Section 4.2 of this Agreement, Purchaser shall acquire title to the applicable Property subject to the Third Party Loans set forth on Schedule 3.3.2 hereof (the “Assumed Loans”).  At Closing, the amount of the then outstanding principal balance of the Assumed Loans shall be applied and credited toward payment of the Purchase Price.  The Properties which are subject to the Assumed Loans are listed on Schedule 3.3.2 attached hereto.

3.3.3Credit of Deposit

.  At Closing, the amount of the Deposit allocated to the Property with respect to which the Closing relates in accordance with Schedule 3.3.5 hereof, together with the interest thereon as set forth in Section 3.2.2 shall be applied and credited toward payment of the Purchase Price.

3.3.4Method of Payment

. All amounts to be paid by Purchaser to the Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.3.5Allocation of Purchase Price, Cash Consideration and Deposit

.  The Parties hereby agree that the Purchase Price, Cash Consideration and Deposit shall be allocated among the Properties as set forth in Schedule 3.3.5 attached hereto.  The Parties acknowledge and agree that the Purchase Price allocations set forth in Schedule 3.3.5 attached hereto represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of each Property.  In addition, the Parties shall, at or prior to the Closing with respect to each Property, allocate the Purchase Price that is allocated to each Property to the land, building improvements and personal property of such Property in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Personal Property Allocation”).  The Parties shall file all federal, state and local tax returns and related tax documents, consistent with the allocations set forth in Schedule 3.3.5 attached hereto and the Personal Property Allocation, as the same may be adjusted pursuant to Article XI or any other provision in this Agreement.

ARTICLE IV
CONTINGENCIES

4.1Due Diligence

.

4.1.1Intentionally Omitted

.

4.1.2Access to the Property

.  Purchaser, together with its representatives, prospective lenders, and the representatives of its prospective lenders, shall have the right through Closing to enter onto the Property; provided,  however, no examinations, tests, investigations or studies of the Property shall be permitted unless otherwise required by Purchaser’s lenders; and provided,  further, that:  (i) Purchaser shall provide Seller with at least twenty-four (24) hours’ prior notice of each of the visits to the Property; (ii) an employee, agent or representative of Seller may accompany Purchaser on any such visit; (iii) the visit shall be conducted by Purchaser during normal business hours; (iv) Purchaser shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent; (v) Purchaser’s right to visit such property shall be subject to the rights of tenants, guests and customers at the Hotel; and (vi) the Purchaser’s visits shall not unreasonably interfere with the Business, and Purchaser shall comply with Seller’s reasonable requests with respect to the such visits to minimize such interference.

4.1.3Intentionally Deleted

.

4.1.4Seller Due Diligence Materials

.  All documents and materials provided by Seller to Purchaser pursuant to the Letter of Intent or this Agreement, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”).

4.1.5Release and Indemnification

.  Purchaser (for itself and all Purchaser Indemnitees) hereby releases Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with any inspections by Purchaser, its representatives, its prospective lenders, and the representatives of its prospective lenders (including, without limitation, any liens placed on the Property caused by or at the direction of Purchaser), except to the extent resulting from Seller’s or any Seller Indemnitees’ negligent act or omission or breach by Seller of this Agreement. Purchaser shall defend, indemnify and hold harmless Seller Indemnitees in accordance with Article XV hereof from and against any Indemnification Loss incurred by Seller Indemnitees arising from or in connection with any inspections by Purchaser, its representatives, its prospective lenders, and the representatives of its prospective lenders.  Purchaser’s foregoing obligations shall not include any obligation or duty whatsoever with respect to Indemnification Loss (including Indemnification Loss that the Property has declined in value) arising out of, resulting from or incurred in connection with (i) any pre-existing conditions at the Property, including, without limitation, the discovery or presence of any Hazardous Substances, (ii) the negligent act or omission of Seller or any Seller Indemnitee, (iii) breach of this Agreement by Seller, or (iv) the results or findings of any tests or analyses of Purchaser’s environmental or other investigation of the Property. Upon Seller’s request, Purchaser, at its cost and expense, shall repair any damage to the Property arising from or in connection with any inspections, and restore the Property to substantially the same condition as existed prior to any inspections, or replace the Property with property of substantially the same quantity and quality in each case, to the extent such repair or damage would be an indemnified Indemnification Loss by Purchaser under this Section 4.1.5.  This Section 4.1.5 shall survive the termination of this Agreement.

4.1.6Insurance

.  Prior to commencing any Inspections, Purchaser shall provide to Seller a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains commercial general liability insurance in an amount no less than Three Million Dollars ($3,000,000.00) per occurrence, Three Million Dollars ($3,000,000.00) in the aggregate, with an insurance company with a Best’s rating of no less than A-VII, insuring Purchaser against its indemnification obligations under Section 4.1.4 hereof and naming Seller as an additional insured thereunder. Purchaser’s maintenance of the insurance policies shall not (i) release or limit Purchaser’s indemnification obligations under Section 4.1.5 hereof or (ii) be terminable, unless thirty (30) days’ prior written notice (ten (10) days for non-payment of any premium) shall have been given to Seller.

4.2Loan Assumptions and Defeasance

.

4.2.1Lender Approval Contingency

.  The Parties shall cooperate in obtaining the approval of the Lender to permit the assumption by a designee of Purchaser of the Assumed Loans with respect to the Encumbered Properties and to the execution and delivery of a loan assumption agreement and such other documents in connection therewith, in each case in form and substance reasonably acceptable to Purchaser (the “Lender Approval”).  In connection with obtaining the Lender Approval, Seller and Purchaser agree that (i) Seller shall deliver to each Lender any and all applications, authorizations, consents, approvals and other documents that may be necessary for each Lender to commence the Lender Approval process as soon as reasonably practicable following the Effective Date, (ii) in no event shall Seller be obligated to pay any fees and expenses of Purchaser or Lender (including defeasance and assumption fees) in connection with the foregoing, (iii) Purchaser shall in good faith use commercially reasonable efforts to obtain the Lender Approval at least five (5) Business Days prior to the Initial Second Closing Date, (iv) Purchaser shall pay any and all expenses of Purchaser and Lender, arising in connection with obtaining Lender Approval that are, with respect to Lender, required by the loan documents, including, without limitation, any preparation fees, assumption or transfer fees (provided such assumption and transfer fees do not exceed 1% of the outstanding principal amount of the applicable Assumed Loan) and other costs and expenses required by the loan documents (clause (iv) hereinafter referred to as “Assumption Fees”), (v) notwithstanding the foregoing, any guaranty entered into in connection with a Lender Approval shall be in form and substance acceptable to Purchaser in its sole and absolute discretion, and (vi) neither Purchaser nor any of its Affiliates shall be obligated to agree to fund any additional reserves (to the extent not required pursuant to the Assumed Loan Documents) or pay down any principal amount of an Assumed Loan in connection with the Lender Approval.  Promptly following the execution of this Agreement by the Parties, Purchaser shall, if it has not already done so, commence the process of obtaining the Lender Approval.  Purchaser agrees that it shall provide written notice to Seller of the foregoing on or before the date that is fifteen (15) days from and after the Effective Date hereof (the “Loan and Franchise Application Date”), Purchaser shall provide Seller with reasonable evidence that Purchaser has (i) commenced the application for Lender Approval with respect to each and every Encumbered Property, and (ii) paid all application fees and other costs and expenses which are due and payable as of the Loan and Franchise Application Date necessary for Lender to process Purchaser’s applications for Lender Approval with respect to each and every Encumbered Property; provided, however, Purchaser shall in no event be required to deliver to Seller or its Affiliates any information or materials it deems proprietary or related to its direct or indirect equity holders.  Notwithstanding the foregoing, Seller shall have the right, but not the obligation, to pay any Assumption Fees required by Lender in connection with a Lender Approval and in the event Seller so elects to pay any Assumption Fee, Purchaser shall have no obligation to credit or reimburse Seller with respect thereto.

4.2.2Defeasance Loans

.  The Parties acknowledge and agree that Purchaser is not assuming the Third Party Loans encumbering the Unencumbered Properties.  Purchaser shall be solely responsible for and shall pay any and all costs and expenses of Purchaser and Lender arising in connection with defeasing such Third Party Loans (other than payments or principal and interest with respect to such Third Party Loan or the deposit of or payment for any defeasance securities), including, without limitation, any preparation fees, defeasance costs and other costs and expenses required by the loan documents (“Defeasance Fees”).  Subject to Purchaser’s payment or reimbursement of Seller at Closing of the Defeasance

Fees, Seller shall cause the liens of the Third Party Loans encumbering the Unencumbered Properties to be released at Closing.

4.2.3Additional Defeasance Election

.  Notwithstanding Section 4.2.1 above, Purchaser shall have the right, but not the obligation, upon prior written notice to Seller, delivered five (5) business days prior to the Second Closing Date, to cause Seller to defease or repay, or cause the defeasement or repayment of, any Assumed Loan (a “Purchaser Elected Defeasance”).  Any Property with respect to which there is a Purchaser Elected Defeasance shall become an Unencumbered Property for all purposes under this Agreement, including Section 4.2.2 hereof; provided, however, that (i) the Closing Date for such Property shall be the Second Closing Date, and (ii) nothing herein shall be deemed to excuse Purchaser from its obligation to pursue Lender Approval pursuant to Section 4.2.1 above with respect to all Assumed Loans (where defeasement or repayment is not possible for any reason).

4.2.4Seller Expenses

.  Notwithstanding anything to the contrary set forth in this Section 4.2, Seller shall pay all of its out-of-pocket costs and expenses, including legal fees, in connection with the matters contemplated in Section 4.2.

4.3Franchise Approval

.

4.3.1Franchise Approval  Covenant

.  The Parties shall cooperate in obtaining a franchise from the Franchisor, with respect to each Property governed by this Agreement (the “Franchise Approval”); provided, however, that (i) Purchaser shall as soon as practicable following the Effective Date deliver to each Franchisor any and all notices, applications, authorizations, consents, approvals and other documents that may be necessary for each Franchisor to commence the Franchise Approval process; provided that in the event that Franchisor notifies Purchaser that additional applications or other documents are required following submission by Purchaser, Purchaser shall have additional time to deliver such additionally requested applications or other documents, (ii) subject to Section 4.3.2, Seller shall not be obligated to pay any fees and expenses of Purchaser or the Franchisor in connection with the Franchise Approval, and (iii) subject to Section 4.3.2, Purchaser shall pay any and all costs and expenses of Purchaser and Franchisor arising in connection with obtaining Franchise Approval to the extent required by the Franchise Agreement, including, without limitation, any PIP related expenses (except as provided below) and any preparation fees and transfer required by the Franchise Agreement.  Purchaser shall in good faith use commercially reasonable efforts to obtain Franchise Approval at least five (5) Business Days prior to the First Closing Date (it being understood that the failure to obtain a Franchise Approval prior to such date shall not be a default hereunder).  Promptly following the execution of this Agreement by the Parties, Purchaser shall, if it has not already done so, commence the process of obtaining the Franchise Approval.  Purchaser agrees that it shall provide written notice to Seller promptly upon obtaining the Franchise Approval (the “Franchise Approval Notice”). Without limitation of the foregoing, but subject to Section 4.3.2, nothing herein shall be deemed to obligate Seller to incur any expenses for, or to pay any amounts related to, any inspections of the Properties conducted by or on behalf of Franchisor.  On or before the Loan and Franchise Application Date, Purchaser shall provide Seller with reasonable evidence that Purchaser has (i) commenced the application for Franchise Approval with respect to each and every Property, and (ii) paid all application fees and other costs and expenses which are due and payable as of the Loan and Franchise Application Date necessary for Franchisor to process Purchaser’s applications for Franchise Approval with respect to each and every Property; provided, however, Purchaser shall in no event be required to deliver to Seller or its Affiliates any information or materials it deems proprietary or related to its direct or indirect equity holders.

4.3.2Certain Franchisor Expenses

.  Notwithstanding Section 4.3.1, Seller shall pay all fees and expenses of Franchisor arising in connection with the preparation of the PIPs and inspection of the Property.

4.3.3Purchaser Franchise Election

.  Notwithstanding anything to the contrary set forth herein, in the event that (i) Purchaser has determined in good faith that a Franchise Approval will not be obtained on or prior to the applicable Closing and (ii) Purchaser has used commercially reasonable efforts to obtain the applicable Franchise Approval, Purchaser shall be permitted to deliver to Seller a written notice no later than five (5) Business Days prior to the applicable Closing (a “Franchise Waiver Election”) electing to acquire any Property as an unbranded hotel and waiving the requirement to obtain the applicable Franchise Approval.  In the event that Purchaser delivers a Franchise Waiver Election, Seller shall have the right, but not the obligation, by delivering a written notice to Purchaser no later than two (2) Business Day prior to the applicable Closing, to elect to pay any termination fees or liquidated damages required by Franchisor (“Franchise Termination Fees”), and, in such event, Seller shall have the obligation to terminate the applicable Franchise Agreement with respect to such Property effective on such Closing Date and to pay any Franchise Termination Fees.  In the event that Seller does not so elect to pay the Franchise Termination Fees, or otherwise fails to deliver the foregoing notice to Purchaser on or before two (2) Business Day prior to Closing, Purchaser shall be permitted to acquire any Property as an unbranded hotel and waive the requirement to obtain the applicable Franchise Approval and, in such event, Seller shall have the obligation to terminate the applicable Franchise Agreement with respect to such Property effective on such Closing Date and in such event Purchase shall be solely responsible for paying the Franchise Termination Fees owed to the Franchisor.

4.4Delivery of Due Diligence Materials Upon Termination

.  Upon any termination of this Agreement pursuant to this Article IV, Purchaser promptly shall either, at Purchaser’s election, return or destroy all original Seller Due Diligence Materials provided to Purchaser and shall direct each Person to whom Purchaser has provided Seller Due Diligence Materials to return or destroy all such Seller Due Diligence Materials. This Section 4.4 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

ARTICLE V
TITLE TO THE PROPERTY

5.1Title Commitments

.  Purchaser shall endeavor to obtain prior to the expiration of the Further Due Diligence Period commitments for ALTA owner’s title insurance policies from the Title Company for the Real Property (collectively, the “Title Commitments”), together with a legible copy of all documents referenced therein obtained from the Title Company; it being understood and agreed that Purchaser shall not be deemed in receipt of a Title Commitment, specific exceptions to titles set forth therein or an Updated Title Commitment until it has received the Title Commitment and a legible copy of the relevant exception documents.  Prior to the expiration of the Further Due Diligence Period, Purchaser shall provide Seller with a complete Title Commitment along with a legible copy of all exception documents for each Property.

5.2Surveys

.  Purchaser shall have the right to obtain up-dates of any surveys provided by Seller to Purchaser (each, an “Updated Survey”).

5.3Exceptions to Title

.

5.3.1Unpermitted Exceptions

.  If Purchaser objects to any (a) liens, encumbrances or other exceptions to title (the “Title Exceptions”) disclosed in the Title Commitment, or (b) encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements or any other survey matters (the “Survey Defects”), disclosed in any surveys provided by Seller to Purchaser or in an Updated Survey (if any), Purchaser shall provide written notice to the Title Company and Seller specifying such “unpermitted exceptions” to title to the Real Property (the “Unpermitted Exceptions”) prior to the expiration of the Further Due Diligence Period; provided, however, that (i) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (ii) the rights of each tenant, as tenants only, under a Tenant Leases without any purchase right, and (iii) all liens and encumbrances caused or created solely by any Purchaser Indemnitee, shall in no event constitute Unpermitted Exceptions.  Notwithstanding the foregoing, Seller covenants and agrees at its sole cost and expense to remove or cause the removal on or prior to the Closing Date all of the following Unpermitted Exceptions:  (i) any mortgages, deeds of trust or other security interests relating to a Third Party Loan or otherwise incurred by Seller (other than the Assumed Loans to the extent such related Property does not become an Unencumbered Property pursuant to Section 4.2.3 of this Agreement) and any other monetary liens (including mechanics’ liens, tax liens, judgment liens and the like); (ii) Taxes which constitute Title Exceptions which are due and payable on or prior to the Closing; provided, however, that if any Taxes are payable in installments, such obligation shall apply only to the extent such installments would be due and payable on or prior to the Closing; (iii) any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law; and (iv) monetary defects and liens or other encumbrances voluntarily placed on the Property by Seller or Seller’s Affiliates and first appearing subsequent to the effective date of the Title Commitment but prior to the Closing (collectively, items (i) through (iv), “Monetary Defects”); provided, however, that Seller shall have no obligation to remedy any Monetary Defect (excluding items (i) and (ii) of the definition of Monetary Defects or liens which are incurred by Seller the foregoing being not subject to any cap) if the cost to do so would equal or exceed One Million and No/100 Dollars ($1,000,000.00).  If Seller and/or Title Company are unwilling or unable to remove or insure over the Unpermitted Exceptions to the satisfaction of Purchaser in Purchaser’s sole and absolute discretion, then Seller will deliver written notice to Purchaser specifying which Unpermitted Exceptions (other than the Bridgewater Exception any Monetary Defects which Seller is obligated to cure), Seller is unwilling or unable to cure within ten (10) days following to the expiration of the Further Due Diligence Period (Seller’s silence to be deemed Seller’s election not to cure such Unpermitted Exceptions), and, Purchaser’s sole and exclusive remedy shall be to terminate this Agreement within the ten (10) Business Days of the expiration of said ten (10) day period or to proceed to Closing with the Title Policies delivered at Closing to contain any uncured Unpermitted Exceptions (other than any Unpermitted Exception Seller elected to cure by notice to Purchaser) without a reduction in or credit to the Purchase Price.  Purchaser shall have the right to a refund of the Deposit and the Deposit shall be promptly returned to Purchaser following the termination of this Agreement pursuant to this Section 5.3.1.     Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that Seller’s obligations and Purchaser’s rights with respect to any exception to the Title Policy arising as a result of the Sewer System Agreement (as defined below shall be governed by Section 9.3.3 hereof and notwithstanding any objection notice delivered by Purchaser and any response delivered by Seller pursuant to this Section 5.3.1, the Sewer System Agreement shall be deemed an Unpermitted Exception that Seller has elected to cure hereunder.

5.3.2Permitted Exceptions

.  All Title Exceptions and Survey Defects that are not Unpermitted Exceptions or Monetary Defects and that are otherwise expressly set forth in the Title Commitments and Updated Surveys described in Section 5.3.1 hereof shall constitute “permitted exceptions” to title to the Real Property (the “Permitted Exceptions”).

5.3.3Further Due Diligence Contingency

.  Purchaser shall have a period commencing on the Effective Date and ending at 5:00 p.m. Eastern time on the date that is forty-five (45) days from and after the Effective Date hereof (the “Further Due Diligence Period”) to perform its due diligence review of the Properties as to title, survey, zoning and land use matters only.  If Purchaser, in its reasonable discretion, is not satisfied with the results of its due diligence review of the Properties as to title, survey, zoning and land use matters only, for any bone fide reason, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Further Due Diligence Period (the “Further Due Diligence Contingency”).  In addition, this Agreement shall terminate automatically upon the expiration of the Further Diligence Period unless Purchaser notifies Seller, in writing, on or before the expiration of the Further Diligence Period, that Purchaser elects to waive its right to terminate this Agreement pursuant to this Section 5.3.3.  If Purchaser timely terminates this Agreement, or this Agreement is automatically terminated, pursuant to this Section 5.3.3, the Deposit (and all interest earned thereon) shall be promptly returned to Purchaser.  Upon termination of this Agreement pursuant to this Section 5.3.3, the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination of this Agreement in accordance with the terms hereof.

5.3.4Updated Title Commitments or Surveys

.  If any update of any Title Commitment delivered to Purchaser after the expiration of the Further Due Diligence Period discloses any Title Exception (other than a Monetary Defect) which is not disclosed in the Title Commitment obtained by Purchaser prior to the expiration of the Further Due Diligence Period (a “New Title Exception”), or any Updated Survey obtained by Purchaser after the expiration of the Further Due Diligence Period discloses any Survey Defect (other than a Monetary Defect) which is not disclosed in any Updated Survey obtained by Purchaser prior to the expiration of the Further Due Diligence Period (a “New Survey Defect”), and the New Title Exception or New Survey Defect was not caused by Purchaser or any Person on behalf of Purchaser, then Purchaser shall have the right to request that Seller remove or cure the New Title Exception or New Survey Defect at or prior to the Closing by providing written notice to Seller within the earlier of:  (A) five (5) Business Days after receiving such update of the Title Commitment or the Updated Survey, or (B) the Closing (the “New Title and Survey Objection Notice”).  If Purchaser provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of:

(A) five (5) Business Days after Seller’s receipt of the New Title and Survey Objection Notice, or (B) the Closing, (1) to accept the New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to the Closing, or (2) other than with respect to Monetary Defects, not to remove or cure the New Title Exception or New Survey Defect. If Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure the New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to Seller, within the earlier of (A) five (5) Business Days after Purchaser’s receipt of the New Title and Survey Election Notice, or (B) the Closing, to (1) terminate this Agreement with respect to such Property, by providing written notice thereof to Seller, in which case, such Property shall be deemed an Excluded Hotel and the Parties shall have no further rights or obligations under this Agreement with respect to such Property, except as otherwise expressly provided therein, or (2) proceed to Closing and accept title to the Real Property, subject to the New Title Exception or New Survey Defect, which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the amount of the Purchase Price allocated to the Property.  If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to terminate this Agreement with respect to such Property pursuant to clause (1) of the preceding sentence.  Purchaser shall have the right to a refund of the amount of the Deposit allocated to such Property set forth on Schedule 3.3.5 and the same shall be promptly returned to Purchaser following the termination of this Agreement with respect to such Property pursuant to this Section 5.3.3.  Notwithstanding the foregoing, Seller shall remove or cause the removal of all Monetary Defect on or prior to the Closing Date.

5.3.5Removal of Unpermitted Exceptions

.  Seller shall have no obligation to cure any Title Exceptions or Survey Defects other than the Monetary Defects and Unpermitted Exceptions to the extent Seller is obligated to cure such Unpermitted Exception pursuant to this Agreement, and Seller may cure any Unpermitted Exception relating to the Property by removing the Unpermitted Exception from title to the Property or causing the Title Company to commit to remove or insure over the Unpermitted Exception in the Title Policy at any time prior to or at the Closing.  Seller shall cure all Monetary Defects on or before the Closing by causing such Monetary Defects to be removed from title to the Property.

5.3.6Extension of Closing Date

.  If Seller determines that it will be unable to remove or cure any Unpermitted Exceptions prior to the Closing, Seller shall have the right, but not the obligation, to postpone the Closing one (1) or more times, for up to thirty (30) days in the aggregate, in each case by providing written notice to Purchaser no later than three (3) Business Days prior to the Closing Date.

5.3.7Purchaser’s Right to Accept Title

.  Notwithstanding the foregoing provisions of this Section 5.3, Purchaser may, at its sole option, by written notice given to the Seller at any time prior to the Closing, elect to waive any Monetary Defects or Unpermitted Exceptions.  In such event, this Agreement shall remain in effect and the parties shall proceed to Closing, but Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against the Seller for damages or otherwise by reason of the existence of the Monetary Defects or Unpermitted Exceptions that were specified in the written waiver.

5.3.8Title Affidavit

.  Seller shall deliver to the Title Company an affidavit in the form attached hereto as Exhibit B together with evidence reasonably requested by the Title Company in connection therewith.

5.3.9Policies

.  At Closing, Seller shall deliver good and marketable title to the Real Property, insurable as such, as of the Closing Date by a 2006 American Land Title Association (ALTA) Extended Owner’s Title Insurance Policy (6-17-06), at ordinary rates by the Title Company by title insurance policies (which shall be subject only to the Permitted Exceptions (each, a “Title Policy” and, collectively, the “Title Policies”).

5.3.10Conveyance of the Property

.  At Closing, Seller shall convey the Real Property, subject only to (i) Permitted Exceptions and (ii) Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over the Unpermitted Exception in the Title Policies, but which are not removed from title.

5.3.11Delivery of Due Diligence Materials Upon Termination

.  Upon any termination of this Agreement pursuant to this Article V, Purchaser promptly shall either, at Purchaser’s election, return or destroy all original Seller Due Diligence Materials provided to Purchaser.  This Section 5.6 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

5.3.12Update to Property Descriptions

.  Prior to the expiration of the Further Diligence Period, Seller shall be permitted to update Schedule 2.1.1 to reflect the legal descriptions of the Land for each Property as set forth on the Title Commitments and Updated Surveys in form and substance as approved by Purchaser.

ARTICLE VI
CONDITION OF THE PROPERTY

6.1PROPERTY SOLD “AS IS”

.  PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS, SUBJECT TO REASONABLE WEAR AND TEAR FROM THE EFFECTIVE Date OF THIS AGREEMENT UNTIL THE CLOSING DATE, AND (B) NEITHER THE SELLER, THE OPERATING TENANT NOR ANY OF THEIR AFFILIATES HAS ANY OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

6.1.1LIMITATION ON REPRESENTATIONS AND WARRANTIES

.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, NEITHER THE SELLER, THE FRANCHISOR, Operating Tenant, THE EMPLOYER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES,

BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS BEING CONDUCTED AT THE PROPERTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS BEING CONDUCTED AT THE PROPERTY, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF THE SELLER, OR (E) ANY OTHER MATTER RELATING TO THE SELLER, THE PROPERTY OR THE BUSINESS BEING CONDUCTED AT THE PROPERTY.

6.1.2RELIANCE ON DUE DILIGENCE

.  PURCHASER ACKNOWLEDGES AND AGREES THAT:

(A)                                        PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS BEING CONDUCTED AT THE PROPERTY AS OF THE EXPIRATION OF THE FURTHER DUE DILIGENCE PERIOD, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;

(B)                                        IF PURCHASER ELECTS TO CLOSE, THEN PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS CONDUCTED AT THE PROPERTY; PROVIDED, THAT THE FOREGOING SHALL NOT BE DEEMED TO RESTRICT OR LIMIT THE RIGHTS OF PURCHASER WITH RESPECT TO ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER SET FORTH IN THIS AGREEMENT OR ANY SELLER CLOSING DOCUMENTS;.

(C)                                        PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY, ITS REVIEW OF THE SELLER DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING IN PURCHASING THE PROPERTY; AND

(D)                                        PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY THE SELLER (EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE BY THE SELLER IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING) OR ANY OF SELLER’S SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

6.2Survival

.  This Article VI shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1Seller’s Representations and Warranties

.  To induce Purchaser to enter into this Agreement and to consummate the transactions described herein, each Seller hereby makes the representations and warranties in this Section 7.1, but only with respect to itself, its Property or interest therein, and the contracts, agreements or other instruments or obligations to which Seller is a party or to which its Property is subject, upon which Seller acknowledges and agrees Purchaser is entitled to rely.

7.1.1Organization and Power

.  Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which the Property is located, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

7.1.2Authority and Binding Obligation

. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (collectively, the “Seller Documents”), and to perform all obligations of Seller under each of Seller Documents to which it is a party, (ii) the execution and delivery by the signer on behalf of Seller of Seller Documents, and the performance of Seller of its obligations under Seller Document, has been duly and validly authorized by all necessary action by Seller, and (iii) Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

7.1.3Consents and Approvals; No Conflicts; Violations

.  Except for the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits: (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of Seller Documents, or the performance by Seller of any of its obligations under any of Seller Documents, or the consummation by Seller of the transactions described in this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on Seller’s ability to consummate the transactions described in this Agreement; and (ii) neither the execution and delivery by Seller of Seller Documents, nor the performance by Seller of any of its obligations under any of Seller Documents, nor the consummation by Seller of the transactions described in this Agreement will (A) violate any provision Seller’s organizational or governing documents, (B) result in a violation or breach, or constitute a default under, any Material Contract (provided that any consent to assignment that may be required has in fact been obtained), or (C) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.  Seller has received no written notice of, and to Seller’s Knowledge, there exist no fact and circumstance that could reasonably result in, any violation of any Applicable Law with respect to the Property which has not been cured or dismissed, and to Seller’s Knowledge, no such violation (whether cured and dismissed or not) exists.

7.1.4Title to Personal Property

.  Seller has good and valid title to all Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing, except for the Equipment Leases, which shall be subject only to the ownership interest of the lessor thereunder.

7.1.5Condemnation

.  Seller has received no written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no condemnation proceeding or eminent domain proceeding is threatened affecting the Property or any portion thereof.

7.1.6Litigation

.  Except as set forth in Schedule 7.1.6 attached hereto and except for litigation to the extent that any liability thereunder is insured by Seller’s insurance, (A) Seller has not (i) been served with any court filing in any litigation with respect the Property or the Business which has not been resolved, settled or dismissed, or (ii) received written notice of, and to Seller’s Knowledge there is not, any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect the Property or the Business, which has not been resolved, settled or dismissed and (B) to Seller’s Knowledge, no claim which may result in any of the foregoing has been threatened.

7.1.7Employees

.  Seller is not a party to any written employment or compensation agreements with any Employees that cannot, and will not, be terminated, at or before Closing, at no cost or expense to Purchaser.  Seller does not have any Employees.  To Seller’s Knowledge, on and after the Closing, (i) there will be no facts or circumstances that could result in any liability to Purchaser or its manager with respect to any of the current or former Employees with respect to their employment with Seller or its manager; and (ii) there will be no facts or circumstances that could result in any liability to Purchaser or its manager with respect to any “employee benefit plan” (within the meaning of ERISA Section 3(3) (“Employee Benefit Plan”) in which any of the current or former employees participated on or prior to the Closing.  Seller, Operating Tenant, its managers, and the Property are not subject to any collective bargaining agreement or any other labor agreement.  To Seller’s Knowledge, without independent investigation, there are no union organization efforts pending or threatened with respect to any of the  Employees.

7.1.8Taxes

.  All Taxes for the Property due and payable prior to the Closing Date have been or will be paid in full prior to the Closing and all Taxes for the Property not yet due and payable for a taxable period that includes the Closing Date will be prorated, at Closing, as part of the Prorations pursuant to Section 11.2 hereof; provided, however, that if any

Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at the Closing.

7.1.9Tenant Leases

.  Schedule 2.1.8 attached hereto sets forth a correct and complete list of the Tenant Leases, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases. Seller has not given or received any written notice of, and to Seller’s Knowledge, there is not any breach or default under any of the Tenant Leases.

7.1.10Finders and Investment Brokers

.  Neither Seller nor any of its Affiliates or agents has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement, except for the party listed on Schedule 7.1.10 attached hereto (each, a “Broker” and, collectively, the “Brokers”), who shall be paid a commission or fee on account of the transactions contemplated by this Agreement solely by Seller pursuant to a separate written agreement between Brokers and Seller dated on or before the date hereof.  Seller hereby indemnifies Purchaser from and against any and all claims, liabilities and damages that Purchaser may suffer in connection with a breach of the foregoing representation and warranty by Seller.  This Section 7.1.10 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

7.1.11Foreign Person

.  Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

7.1.12Bankruptcy

.  Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors' proceeding, to the appointment of a receiver or trustee of Seller or the property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller's knowledge, no such actions are contemplated or have been threatened.  Seller is not in the hands of a receiver nor is an application pending for a receiver for Seller.

7.1.13Hazardous Substances

.  Other than (i) Hazardous Substances used in the ordinary course of maintaining, operating and cleaning the Hotel in commercially reasonable amounts and in accordance with all Environmental Laws, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonably amounts and in accordance with all Environmental Laws, to Seller’s Knowledge, without specific investigation, no Hazardous Substances are, or have been during any period of Seller's ownership of the Hotel, present on, under or in the Hotel in violation of any Environmental Laws.

7.1.14Financial Statements

.  Seller has provided to Purchaser (x) true and correct copies of the unaudited financial statements of each Hotel for each of the calendar years ended December 31, 2010, December 31, 2011 and December 31, 2012 and (y) true and correct copies of the unaudited financial statements of each Hotel for the quarter ended June 30, 2013 (collectively, the “Financial Statements”). Each of the Financial Statements is accurate in all material respects and presents fairly, in all material respects, the results of operations and cash flows of the Hotel and the applicable Property, as of the date thereof and for the periods covered thereby.

7.1.15Sales and Use Taxes

.  All sales and use Taxes (other than those sales taxes, if any, arising from the sale of the Property from Seller to Purchaser), hotel/motel occupancy Taxes, real and personal property Taxes, employer withholding Taxes and similar Taxes that are due on or before the Closing Date (or applicable to any period prior to Closing) have been or will be paid in full prior to the Closing, and all required reports and returns relating thereto have been, or will be, timely filed.  Seller has not received written notice of any special tax assessment relating to the Hotel, the Property or any portion thereof, and there are no tax agreements in place affecting the Hotel or the Property.

7.1.16Capital Improvements

.  There are no ongoing capital improvement projects at the Hotels that have commenced on or before the date hereof that will not be completed prior to Closing.

7.1.17OFAC

.  Neither Seller nor any person owning a controlling interest in Seller is now or shall be at any time prior to or at the Closing a person or entity with whom a  United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under Anti-Terrorism Laws or other relevant United States law, regulation and executive orders, including lists published by OFAC (including those executive orders and lists published by OFAC with respect to persons or entities that have been designated by executive order or by the sanction regulations of OFAC as persons or entities with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise) or under United Nations, OECD or other laws, regulations, executive orders or guidelines similar to Anti-Terrorism Laws.  Neither Seller nor any person owning a controlling interest in Seller is a person or entity with which a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. §5312, as amended is prohibited from transacting business of the type contemplated by this Agreement under any applicable Anti-Terrorism Law.  Neither Seller nor any person owning a controlling interest in Seller has been convicted of any criminal violation of any Anti-Terrorism Law.  Seller and all persons owning a controlling interest in Seller are in compliance with the Patriot Act as applicable to Seller and such persons.  The operations of Seller has been conducted at all times all material respects in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where Seller conducts business or owns assets, and any related or similar law issued, administered or enforced by any Governmental Authority.

7.1.18Insurance Policies

.  Insurance policies are in full force and effect with respect to each Property and no written notice of cancellation has been received by Seller with respect to any such policy and to Seller’s Knowledge, none is threatened; and no such policy requires notice to and/or the consent of any insurance company to continue providing such existing coverage after the Closing of the transactions contemplated in this Agreement.

7.1.19Indebtedness

.  As of the Effective Date and as of the Closing, except for the Assumed Loans or as otherwise provided for in this Agreement, there will be no accrued and unpaid amounts, liabilities or other monetary obligations of the Hotel which are due and owing to any third-party.  Seller has not received a notice of default under the existing financing and there are no existing defaults (whether following notice and cure periods or otherwise) with respect to the Assumed Loans or otherwise with respect to any existing financing.  The Properties that are subject to existing financing as of the Effective Date are  described on Schedule 7.1.19 hereto.

7.1.20Management Agreements

.  The Management Agreements have been or will be terminated at Seller’s sole cost and expense at or prior to the Closing.  All material conditions and obligations to be performed by Seller under the Management Agreements, as of the date hereof, have been satisfied and will be satisfied through Closing.  Seller has not delivered or received a written notice of default under the Management Agreements and, to Seller’s Knowledge, there exists no default, material breach, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under the Management Agreements.

7.1.21Loan Documents

.  Schedule 7.1.21-A contains a true, correct and complete list of each and all loan documents evidencing, serving and comprising all of the loan documents bearing on all of the Properties (the “Loan Documents”), including, but not limited to, all loan documents evidencing, serving and comprising the Assumed Loans (the “Assumed Loan Documents”).  The Loan Documents have not been amended, supplemented or modified other than as set forth on Schedule 7.1.21-A.  Neither Seller nor any Affiliate of Seller has any obligations to the holders of the Assumed Loans except as set forth in the Assumed Loan Documents.  Seller has paid, and shall continue to pay through Closing, all monthly installments of principal and interest, property Tax and insurance escrows and all other amounts under or with respect to the Assumed Loans as the same become (or shall become) due and payable.  The outstanding principal amount of each Assumed Loan and the amount of any cash reserves specifically related thereto, including, without limitation, escrow accounts held by the holders of the Assumed Loans or their agents in connection with such Assumed Loans, as of September 6, 2013, is set forth on Schedule 7.1.21-B.  Seller shall update Schedule 7.1.21-B on the Second Closing Date.  Neither Seller nor any Affiliate has delivered or received a written notice of default under or with respect to the Assumed Loans and, to Seller’s Knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under or with respect to the Assumed Loans.

7.1.22Ground Leases

.  There are no ground leases affecting the Property.

7.1.23No Rights of First Refusal or Rights to Purchase

.  No party has any right of first refusal or right of first offer or similar right with respect to any Property.  Neither Seller nor any of its Affiliates has granted its consent to any written agreement providing for a sale of all or any portion of the Property to any party.

7.1.24Advance Bookings

.  Seller has provided to Purchaser a true and correct copy of the list of all advance Bookings for the Hotel as of the Effective Date.

7.1.25Gift Certificates

.  Seller has provided to Purchaser a true and correct copy of the list of all outstanding gift certificates for complementary rooms or services at the Hotel as of the Effective Date.

7.1.26Plan Assets

.  The Seller is not, and the Property does not constitute assets of, a “benefit plan investor” within Section 3(42) of ERISA.

7.1.27Environmental Reports

.  Seller has delivered copies of all environmental reports for the Real Property in the possession or control of Seller.

7.1.28Permits

.  To Seller’s Knowledge, Seller or Operating Tenant is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease, franchise, manage and operate the Business and the Property as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Property.

7.1.29Material Contracts

.  Schedule 7.1.29 sets forth a true and accurate list of all Material Contracts affecting the Property.  Such Material Contracts contain the entire agreement between with the contract vendors named therein.  All Material Contracts are in full force and effect, and all obligations of the Seller under the Material Contracts required to be performed to date have been performed in all material respects.  To Seller’s Knowledge, no party to any Material Contract has asserted in writing any claim of default or offset against Seller with respect thereto and, to Seller’s Knowledge, no event has occurred or failed to occur which would adversely affect the validity or enforceability of any such Material Contract.

7.1.30Affiliate Contracts

.  There are no Contracts with an Affiliate of Seller that on or after Closing will be binding upon Purchaser.

7.1.31Franchise Agreements

.  Schedule 7.1.31-A sets forth a true and accurate list of all Franchise Agreements affecting the Property (the “Existing Franchise Agreements”).  The Existing Franchise Agreements contain the entire agreement between the Sellers, Operating Tenant and their respective Affiliates and the Franchisors named therein related to the Hotels.  All Existing Franchise Agreements are in full force and effect, and all obligations of the Seller under the Existing Franchise Agreements required to be performed to date have been performed in all material respects.  No party to any Existing Franchise Agreement has asserted in writing any claim of default or offset against Seller with respect thereto and, to Seller’s Knowledge, no event has occurred or failed to occur which would adversely affect the validity or enforceability of any such Existing Franchise Agreement. Seller has delivered to Purchaser copies of all PIPs received by Seller or Operating Tenant from Franchisor during the one-year period prior to the Effective Date.  The amount of any cash reserves (including any reserves with respect to FF&E) specifically related thereto, including, without limitation, escrow accounts held by the holders of the Franchisors or their agents in connection with such Existing Franchise Agreement, as of the Effective Date, is set forth on Schedule 7.1.31-B. Seller shall update Schedule 7.1.31-B on the each Closing Date.

7.1.32Leasing Costs

.  As of the Closing, all tenant improvements, leasing commissions and other payments of landlord pursuant to the Tenant Leases will be paid by Seller and all tenant improvements will be completed.

Notwithstanding the foregoing, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to the Closing, and Purchaser nevertheless elects to proceed to Closing, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach; however, (i) such Knowledge will not relieve Seller of an intentional or knowing breach when made of any of its representations and warranties contained in this Agreement or in the conveyance documents delivered by Seller pursuant hereto or thereto and (ii) such representation and warranty shall not be deemed so qualified for purposes of the satisfaction of any closing condition, including, but not limited to, Section 9.2.1(B) hereof.

7.2Purchaser’s Representations and Warranties

.  To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees Seller is entitled to rely.

7.2.1Organization and Power

.  Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of its formation or incorporation, and has all requisite power and authority carry on its business as currently being conducted.

7.2.2Authority and Binding Obligation

. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of Purchaser Documents, and the performance by Purchaser of its obligations under Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

7.2.3Consents and Approvals; No Conflicts

.  To Purchaser’s Knowledge:  (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of Purchaser Documents, the performance by Purchaser of its obligations under Purchaser Documents, or the consummation by Purchaser of the transactions described in this Agreement; and (ii) neither the execution and delivery by Purchaser of Purchaser Documents, nor the performance by Purchaser of its obligations under Purchaser Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will (A) violate any provision of the organizational or governing documents of Purchaser, (B) violate any Applicable Law to which Purchaser is subject, or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party.

7.2.4Finders and Investment Brokers

.  Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described in this

Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement, other than the Broker.  Purchaser hereby indemnifies Seller from and against any and all claims, liabilities and damages that Seller may suffer in connection with a breach of the foregoing representation and warranty by Purchaser.

7.2.5No Violation of Anti-Terrorism Laws

.  None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

7.2.6OFAC

.  Neither Purchaser nor any of its respective Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

Notwithstanding the foregoing, if Seller has Knowledge prior to the Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to proceed to Closing, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s Knowledge of such breach; however, such Knowledge will not relieve Purchaser of an intentional or knowing breach when made of any of its representations and warranties contained in this Agreement or in the conveyance documents delivered by Purchaser pursuant hereto or thereto.

ARTICLE VIII
COVENANTS

8.1Confidentiality

.

8.1.1Disclosure of Confidential Information

.  Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by any inspections or in Seller Due Diligence Materials which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law or court order, and (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Seller or Purchaser, as the case may be, shall (A) advise such Person of the confidential nature of such Confidential Information, and (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of the

Confidential Information.  Notwithstanding anything herein to the contrary, Parties shall be entitled to disclose to any person the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement.

8.1.2Public Announcements

. Without limiting the generality of the provisions in Section 8.1.1 hereof, a Party shall have the right, at Closing, to make a public announcement regarding the transaction described in this Agreement, provided that Seller and Purchaser shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required; provided further, that in such event that a public announcement is required under Applicable Law, each of Seller and Purchaser shall provide the other Party with reasonable opportunity to review and comment on such announcement.

8.1.3Communication with Governmental Authorities

.  Without limiting the generality of the provisions in Section 8.1.1 hereof, Purchaser shall be permitted to communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the Business, provided that Purchaser shall give prior notice to Seller.  Seller hereby acknowledges that Purchaser is performing customary diligence inquiries relating to title, survey, zoning and environmental matters.

8.1.4Communication with Employees

.  Without limiting the generality of the provisions in Section 8.1.1 hereof, Purchaser shall not, prior to the Closing, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person, directly or indirectly, communicate with any Employee or Person representing any Employee involving any matter with respect to the Property or the Business, the Employee or this Agreement, other than William Walsh, Vice President, Asset Management, without obtaining the prior consent of Seller thereto, which consent shall not be unreasonably withheld or delayed; provided that, Purchaser shall be permitted to communicate with certain key Employees solely for the purposes set forth in Section 8.5 hereof within thirty (30) days of Closing, upon prior notice thereof to Seller.

8.2Operation in the Ordinary Course of Business

.  From the Effective Date until the Closing, Seller shall (and shall cause Operating Tenant and Manager to) conduct the Business in the Ordinary Course of Business, including, without limitation:  (i) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at the Property at levels maintained in the Ordinary Course of Business; (ii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; (iii) maintaining insurance coverages consistent with Seller’s then-current risk management policies and (iv)  issue gift certificates for free rooms and services at the Hotel in the Ordinary Course of Business.

8.3Actions Requiring Purchaser’s Consent

.  Except as specifically required or allowed pursuant to the terms and conditions of this Agreement, Seller shall not, and shall cause Operating Tenant and Manager not to, take, cause the taking of, or allow to occur any of the following actions without the prior written consent of Purchaser:

(A)                            amend, extend, renew or terminate (i) any Tenant Leases, Contracts (other than Material Contracts and Equipment Leases), or Licenses and Permits, except in the Ordinary Course of Business provided Seller delivers written notice thereof together with a copy of the relevant agreement prior to the earlier to occur of three (3) Business Days after the execution thereof or the Closing Date; or (ii) any new Tenant Leases, Equipment Leases or Material Contracts, unless the new Tenant Leases or Contracts are terminable by Seller, at no cost or expense to Purchaser, at or before the Closing and Seller delivers written notice thereof together with a copy of the relevant agreement at least three (3) Business Days prior to the execution thereof;

(B)                            remove any Personal Property from the Hotel prior to the Closing thereon, except consumable inventory in the Ordinary Course of Business;

(C)                            sell, transfer or encumber, or impose any Lien that would be an Unpermitted Exception hereunder, of all or any portion of the Property or any Personal Property, FF&E and other personal property of Seller used at the Property, except for the use and consumption of inventory and other supplies, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the Ordinary Course of Business (subject to Section 8.3(A) with respect to Equipment Leases);

(D)                            other than such capital expenditures set forth on Schedule 8.3, commit to, make or pay for any structural alterations, additions or major capital expenditures, without the written consent of Purchaser, except that Seller may make and shall pay for, to the extent made, any structural alterations, additions or capital expenditures (i) as required by applicable Laws, or (ii) as required for maintenance and repair or due to emergency;

(E)                            change, consent to or attempt to change the current zoning of the Property;

(F)                            cancel or materially reduce in the amount or scope of property or general liability coverage under any insurance currently maintained with respect to the Property;

(G)                            enter into, or otherwise consent to the entry into, of any collective bargaining agreement or other labor agreement relating to the employees of the Hotel or the Property;

(H)                            issue any gift certificates for rooms or services at the Hotel that are redeemable after Closing other than consistent with the Ordinary Course of Business;

(I)                            modify, amend, supplement or terminate any Franchise Agreement; and

(J)                            prepay or defease any Third Party Loans other than scheduled payments with respect thereto, or amend, modify or otherwise supplement, or waive any rights under, any such Third Party Loans or the loan documents related thereto, including any Assumed Loan or Assumed Loan Document.

8.4Licenses and Permits

.  Except as otherwise set forth herein, Purchaser shall be solely responsible for obtaining the transfer of all transferrable Licenses and Permits or the issuance of new licenses and permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Property (the “Liquor License”).  Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor License, prior to the Closing Date, and Seller shall use commercially reasonable efforts, at no material cost or expense to itself, other than any de minimis cost or expense, the cost and expense of counsel in connection therewith, or any other cost or expense which Purchaser agrees, in writing, to reimburse, to cooperate with Purchaser, and to cause the current manager of each Hotel to cooperate with Purchaser, to cause the Licenses and Permits to be transferred or new licenses and permits or interim licenses and permits to be issued to Purchaser.  Notwithstanding anything to the contrary in this Section 8.3, Purchaser shall not communicate, file any application or otherwise commence any procedure or proceeding with any Governmental Authority for the transfer of any Licenses or Permits or issuance of new licenses and permits, or post any notices at the Property or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits or interim licenses and permits, including, without limitation, the Liquor License, prior to the expiration of the Further Due Diligence Period.  If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits.  If Purchaser is unable to obtain the Liquor License for the Property prior to Closing, Seller or holder of the Liquor License, as the case may be, and Purchaser, shall enter into a Beverage Services Agreement in the form of Exhibit C (the “Beverage Services Agreement”), pursuant to which Seller or the holder of the existing Liquor License, as the case may be, shall manage the purchase, sale and service of alcoholic beverages at the Property, to the extent permitted under Applicable Law, in accordance with the terms and conditions of the Beverage Services Agreement until such time as a new liquor license and applicable permits for sale and service of alcoholic beverages has been obtained by Purchaser.

8.5Employees

.

8.5.1Termination and Rehiring of Employees

.  Except as otherwise provided herein, effective as of the Closing, Seller shall cause each Employer to terminate the employment of all Employees, and Purchaser shall (or shall cause its manager to) offer employment to such terminated Employees as Purchaser deems appropriate in its sole and absolute discretion (including any general managers and other senior personnel with respect to each Hotel); provided, however, that Purchaser (or its manager) shall offer employment to a sufficient number of terminated Employees as is necessary to prevent Seller Indemnitees from incurring Indemnification Loss under the WARN Act or other similar federal or state laws with respect to the Employees as a result of Purchaser (or its manager) failing to hire a sufficient number of employees.  All Employees who accept offers of employment from the Purchaser or its manager shall commence employment with the Purchaser or its manager effective as of Closing, and the employment for all such Employees shall be deemed for all purposes to have occurred with no interruption or break in service.  Purchaser shall defend, indemnify and hold harmless Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by Seller Indemnitees arising under the WARN Act or any similar state Law solely as a result of Purchaser’s (or its manager’s) failure to offer employment to a sufficient number of terminated Employees as provided herein; provided that, in no event shall Purchaser be obligated to indemnify any Seller Indemnitee to the extent that any Indemnification Loss under the WARN Act would have been mitigated had Seller delivered the notices required under the WARN Act in order to avoid such liability. Seller shall defend, indemnify and hold harmless Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss arising under the WARN Act or any similar state Law incurred by Purchaser Indemnitees other than and Indemnification Loss for which Purchaser has agreed to indemnify any Seller Indemnitees pursuant to the foregoing sentence.  Seller shall, or shall cause its manager to, pay any accrued vacation, severance or other amounts on termination fees required to be paid by the Employer’s severance policies (and any Applicable Law) for any Employee who is terminated by the Employer.  Notwithstanding the foregoing, the HHM Manager shall not be obligated to terminate any Employees with respect to the HHM Managed Hotels and the foregoing indemnification shall not apply to any Employees with respect to the HHM Managed Hotels.

8.5.2Terms of Employment of Rehired Employees

.  The terms and conditions of employment to be offered to any Employees shall be on such terms as Purchaser (or its manager) deems appropriate in its sole and absolute discretion.

8.5.3Survival

.  This Section 8.5 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.6Bookings

.  Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date; excluding, however, any Bookings by any Person in redemption of any benefits accrued under any preferred guest program and any Bookings that may be terminated by Purchaser in accordance with the policies of the Hotel in connection with Bookings.  This Section 8.6 shall survive the initial Closing and all subsequent Closings hereunder.

8.7Tax Contests

.

8.7.1Taxable Period Terminating Prior to Closing Date

.  Seller shall be entitled to any refunds or abatements of Taxes awarded in any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date and shall be entitled to any refunds or abatements awarded in such proceedings; provided that, Seller shall not be permitted to agree to or cause any increases in Taxes for any period subsequent to the Closing Date.  This

Section 8.7.1 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.7.2Taxable Period Commencing After Closing Date

.  Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided that, Purchaser shall not be permitted to agree to or cause any increases in Taxes for any period prior to the Closing Date.  This Section 8.7.2 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.7.3Taxable Period That Includes the Closing Date

.  Purchaser shall have the right to, and Seller shall not, at its sole cost and expense, commence, continue and settle any proceedings to contest Taxes for any taxable period which includes the Closing Date, and any refunds or abatements of Taxes awarded in such proceeding shall be prorated between the Parties, when received, in accordance with Section 11.2.1.

8.8Cooperation

. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes) and execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of the Taxes. This Section 8.8 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.9Notices and Filings

.  Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested) to provide written notice to any Person under any Tenant Leases, Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business.  This Section 8.9 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.10Access to Information

.  For a period commencing on the Closing Date and continuing until the third annual anniversary thereof, Purchaser shall provide to the officers, employees, agents and representatives of Seller Indemnitees reasonable access to: (i) the Books and Records with respect to the Property; and (ii) the employees at the Property, for any purpose, and to the extent, that is commercially necessary, including, without limitation, to prepare any documents required to be filed by Seller, Operating Tenant or any of their Affiliates under Applicable Law or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving Seller, Operating Tenant or any of their Affiliates; provided, however, that (A) Seller Indemnitees shall provide reasonable prior written notice to Purchaser, (B) Purchaser shall not be required to provide such access during non-business hours, (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of Seller Indemnitees in providing access to the Books and Records, Property or employees of Purchaser (or Purchaser’s manager) as provided in this Section 8.10, and (D) Seller shall defend, indemnify and hold harmless Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by Purchaser Indemnitees arising from any examinations, tests, investigations or studies of the Property conducted by

Seller Indemnitees or Seller’s employees, agents or representatives pursuant to this Section 8.10.  This Section 8.10 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.11Privacy Laws

.  To the extent Purchaser reviews, is given access to, or otherwise obtains, any Hotel Guest Data and Information as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all Applicable Law concerning:  (i) the privacy and use of the Hotel Guest Data and Information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell or share such information and data); and (ii) the establishment of adequate security measures to protect the Hotel Guest Data and Information. This Section 8.11 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.12Further Assurances

.  From the Effective Date until the expiration or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation: (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law; and (ii) effecting all registrations and filings required under this Agreement or Applicable Law.  After Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated by this Agreement.  The immediately preceding sentence of this Section 8.12 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

8.13Termination of Contracts

.  On or prior to the Closing Date, Seller shall terminate (i) all Operating Leases, (ii) all Management Agreements, (iii) any other Contract requested by Purchaser to be terminated pursuant to a notice delivered to Seller at any time prior to the expiration of the Further Diligence Period and, (iv) all Contracts entered into after the expiration of the Further Diligence Period at the request of Purchaser; provided that, Seller shall not be obligated to terminate any of the Contracts set forth on Schedule 7.1.29.  Seller shall be responsible for all fees, termination fees, costs and expenses relating to all terminated Contracts and the Properties shall be transferred to Purchaser free and clear of such terminated Contracts.  All other Contracts shall be assigned by Seller to Purchaser at Closing.

8.14Estoppel Certificates

.  Prior to the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in obtaining estoppel certificates from any tenant under a Tenant Lease and any counterparties to any declarations, reciprocal easement agreements or other agreements or Contracts relating to a Property in connection with the transactions contemplated by this Agreement but only if and to the extent the same is required in connection with Purchaser’s related financing.

8.15Tax Clearance and Bulk Sales Certificates

.  Seller shall, and shall cause each Operating Tenant to, use commercially reasonable efforts to obtain tax clearance and bulk sales clearance certificates (as applicable) with respect to each Seller and each Operating Tenant prior to the Closing with respect to each applicable Property.  Seller shall, and shall cause each Operating Tenant to, deliver to Purchaser tax clearance and bulk sales clearance certificates (as applicable) with respect to each Seller and each Operating Tenant within sixty (60) days following the applicable Closing with respect to the Property.

ARTICLE IX
CLOSING CONDITIONS

9.1Purchaser Closing Conditions

.

9.1.1Satisfaction of Purchaser Closing Conditions

. Purchaser’s obligation to close the transactions contemplated by this Agreement at each Closing is subject to the satisfaction or waiver by Purchaser, at or prior to such Closing, of the following conditions precedent (the “Purchaser Closing Condition(s)”):

(A)                            All Seller Closing Deliveries with respect to each Property that is to be acquired at such Closing shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing;

(B)                            The representations or warranties of Seller in this Agreement (i) with respect to all Properties, shall be true and correct in all material respects as of the Effective Date (or as of such other date to which such representation or warranty expressly is made), and (ii) with respect to each Property that is to be acquired at such Closing, shall be true and correct in all material respects as of the Closing as if made on the Closing Date (or as of such other date to which such representation or warranty expressly is made);

(C)                            The covenants and obligations of Seller in this Agreement with respect to all Properties shall have been performed in all material respects.  As used in Section 9.2.1(B) above and this Section 9.1.1(C), references to “material adverse effect” and “in all material respects” shall mean the adverse economic impact to an individual Property of more than Fifty Five Thousand Dollars ($50,000) or a material adverse impact generally on the Business of the Property or the Parties ability to consummate the transactions contemplated by this Agreement;

(D)                            Title Company shall have committed to issue the Title Policy for each Property that is to be acquired at such Closing pursuant to Section 5.3 hereof and to insure the each such Property for that amount of the applicable Purchase Price for such Property, subject only to the Permitted Exceptions, and subject to the payment of any fees and expenses with respect to the Title Commitment and Title Policy pursuant to Section 11.4.2 hereof;

(E)                            With respect to the Second Closing only, either (i) Purchaser shall have obtained Lender Approvals and/or (ii) at Purchaser’s election, Purchaser shall have made a Purchaser Defeasance Election, in each case with respect to the Encumbered Properties;

(F)                            Purchaser shall have obtained Franchise Approval with respect to all of the Properties to be acquired at such Closing;

(G)                            Intentionally Deleted;

(H)                            No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement;

(I)                            No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement; and

(J)                            Seller shall have prepaid, defeased or otherwise satisfied all Third Party Loans with respect to the Unencumbered Properties.

9.1.2Failure of Purchaser Closing Condition

.  Except as expressly provided in Section 9.3 hereof, if any Purchaser Closing Condition(s) is/are not satisfied at Closing, then Purchaser shall have the right to:

(A)                             Subject to Section 10.1.3, terminate this Agreement with respect to the Properties for which the Purchaser Closing Condition is not satisfied (each, an “Excluded Hotel”), by providing written notice thereof to Seller, in which event, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Excluded Hotel as set forth on Schedule 3.3.5 and the Parties shall have no further rights or obligations under this Agreement with respect to such Excluded Hotel, except as otherwise expressly set forth herein;

(B)                            Waive, in writing, any such Purchaser Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of the amount of the Purchase Price allocated to the Property as set forth on Schedule 3.3.5 attached hereto; or

(C)                            Subject to Section 10.1.3, in the event that Purchaser has elected by written notice to exclude three (3) or more Properties as Excluded Hotels pursuant to either Section 9.1.2(A) or Section 5.3.3, terminate this Agreement with respect to all Properties with respect to which a Closing has not occurred by providing written notice thereof to Seller, in which event, the Parties shall have no further rights or obligations under this Agreement with respect to all such Properties (but only with respect to the Properties with respect to which a Closing has not occurred), except as otherwise expressly set forth herein.

If Purchaser terminates this Agreement pursuant to this Section 9.1.2, Purchaser shall provide written notice to Escrow Agent and Seller directing Escrow Agent to disburse to Purchaser (i) in the case of a termination pursuant to Section 9.1.2(C), the amount of the Deposit that has not been applied in any prior Closing as set forth on Schedule 3.3.5 attached hereto, or (ii) in the case of a termination pursuant to Section 9.1.2(A), the amount of the Deposit allocated to the Excluded Hotels as set forth on Schedule 3.3.5 attached hereto, no later than two (2) Business Days after the termination.  In the event that (i) Purchaser terminates this Agreement with respect to one or more Excluded Hotels pursuant to Section 9.1.2(A) and (ii) all Purchaser Closing Conditions other than such Purchaser Closing Conditions set forth in Section 9.1.1(E) and/or Section 9.1.1(F) have been satisfied, Purchaser shall promptly reimburse Seller for Seller’s documented costs and expenses with respect to such Excluded Hotels in an amount not to exceed Forty Thousand Dollars ($40,000) for each such Excluded Hotel; provided that, in no event shall Purchaser be obligated to reimburse the costs and expenses with respect to more than two (2) Excluded Hotels; provided further that, for the purposes of the forgoing proviso only, (i) the Element Hotel shall be deemed an “Excluded Hotel” to the extent that Element Purchaser has elected to terminate the Element Purchase Agreement pursuant to Section 9.1.2(A) of the Element Purchase Agreement (it being understood that Purchaser shall only be obligated to pay for costs and expenses with respect to the Element Hotel to the extent such costs and expenses were not reimbursed pursuant to the Element Purchase Agreement), (ii) the Ewing Courtyard shall not be deemed an “Excluded Hotel” to the extent that Seller has elected not to convey the Ewing Courtyard pursuant to Section 9.3.2, and (iii) the Brookhaven Hotel (as defined below) shall not be deemed an Excluded Hotel to the extent that Purchaser elects to terminate this Agreement with respect to the Brookhaven Hotel pursuant to Section 9.3.3 and (A) Purchaser’s lender requires the delivery of a Brookhaven Consent in connection with the financing of the Brookhaven Hotel, and (B) the Brookhaven Consent (as defined below) is not provided to Purchaser.

9.2Seller Closing Conditions

.

9.2.1Satisfaction of Seller Closing Conditions

.  Seller’s obligation to close the transactions contemplated by this Agreement at each Closing is subject to the satisfaction or waiver by Seller, at or prior to such Closing, of the following conditions precedent (the “Seller Closing Condition(s)”):

(A)                            Purchaser shall have paid to Seller or deposited with Escrow Agent, the Purchase Price for each Property that is to be acquired at such Closing, as adjusted pursuant to Section 3.1 hereof;

(B)                            All Purchaser Closing Deliveries with respect to each Property that is to be acquired at such Closing shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing;

(C)                            The representations or warranties of Purchaser in this Agreement (i) shall be true and correct in all material respects as of the Effective Date (or as of such other date to which such representation or warranty expressly is made), and (ii) shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made), with respect to both clauses (i) and clause (ii), only to the extent any breach of such representations or warranties would prevent the Parties from consummating the transaction described in this Agreement;

(D)                            The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects;

(E)                            Purchaser shall have delivered to Seller the insurance certificate required under the Beverage Services Agreement;

(F)                            No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement; and

(G)                            No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

9.2.2Failure of Seller Closing Condition

.  Except as expressly provided in Section 9.3, if any Seller Closing Condition(s) is/are not satisfied at Closing, then Seller shall have the right to:

(A)                            Terminate this Agreement for all Properties (but in each case only with respect to the Properties with respect to which a Closing has not occurred) by providing written notice thereof to Escrow Agent and Purchaser, in which even, such Parties shall have no further rights or obligations under this Agreement (with respect to any Property with respect to which a Closing has not occurred), except as otherwise expressly set forth herein; or

(B)                            Waive, in writing, any Seller Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of the amount of the Purchase Price allocated to the Property as set forth on Schedule 3.3.5 attached hereto.

If Seller terminates this Agreement pursuant to this Section 9.2.2, Escrow Agent shall disburse the amount of the Deposit that has not been applied in a prior Closing, as set forth on Schedule 3.3.5 attached hereto, to Purchaser no later than two (2) Business Days after the termination.

9.3Additional Seller Termination Rights

.

9.3.1Minimum Properties

.  In the event that Purchaser provides written notice to Seller electing to terminate this Agreement with respect to three (3) or more Excluded Hotels pursuant to Section 9.1.2(A),  Section 5.3.3 or Section 9.3.3 hereof, Seller shall have the right to terminate this Agreement for all Properties (but in each case only with respect to the Properties with respect to which a Closing has not occurred) by providing written notice thereof to Escrow Agent and Purchaser, in which event, such Parties shall have no further rights or obligations under this Agreement (with respect to any Property with respect to which a Closing has not occurred), except as otherwise expressly set forth herein; provided that, for the purposes of this Section 9.3.1 only, (i) the Element Hotel shall be deemed an “Excluded Hotel” to the extent that Element Purchaser has elected to terminate the Element Purchase Agreement pursuant to Section 9.1.2(A) of the Element Purchase Agreement, (ii) the Ewing Courtyard shall not be deemed an “Excluded Hotel” to the extent that Seller has elected to terminate this Agreement with respect to the Ewing Courtyard pursuant to Section 9.3.2, and (iii) the Brookhaven Hotel (as defined below) shall not be deemed an Excluded Hotel to the extent that Purchaser elects to terminate this Agreement with respect to the Brookhaven Hotel pursuant to Section 9.3.3 and (A) Purchaser’s lender requires the delivery of a Brookhaven Consent in connection with the financing of the Brookhaven Hotel, and (B) the Brookhaven Consent (as defined below) is not provided to Purchaser.  If Seller terminates this Agreement pursuant to this Section 9.3.1, Escrow Agent shall disburse the amount of the Deposit that has not been applied in a prior Closing, as set forth on Schedule 3.3.5 attached hereto, to Purchaser no later than two (2) Business Days after the termination.

9.3.2Ewing Courtyard

.  In the event that Element Purchaser provides written notice to Seller electing to terminate the Element Purchase Agreement pursuant to Section 9.1.2(A) of the Element Purchase Agreement and the Closing hereunder has not occurred with respect to the Property known as the Courtyard by Marriott, Ewing, NJ (the “Ewing Courtyard”), Seller shall have the right to terminate this Agreement with respect to the Ewing Courtyard by providing written notice thereof to Escrow Agent and Purchaser, in which event, such Parties shall have no further rights or obligations under this Agreement with respect to the Ewing Courtyard, except as otherwise expressly set forth herein.  If Seller terminates this Agreement with respect to the Ewing Courtyard pursuant to this Section 9.3.2, Escrow Agent shall disburse the amount of the Deposit allocated to the Ewing Courtyard, as set forth on Schedule 3.3.5 attached hereto, to Purchaser no later than two (2) Business Days after the termination.

9.3.3Brookhaven Hotel

.  Seller shall use commercially reasonable efforts to obtain, in all cases in form and substance reasonably acceptable to Purchaser and Purchaser’s lender, either (A) a recordable release from the applicable Governmental Authority of Suffolk County, New York (“Suffolk County”), with respect to that certain Agreement for the Construction, Operation, and Maintenance of a Sewer System (the “Sewer System Agreement”) affecting the Property commonly referred to as the Hampton Inn in Brookhaven, New York (the “Brookhaven Hotel”) sufficient to remove the Sewer System Agreement from the applicable property records and to permit the Title Company to issue a Title Policy with respect to the Brookhaven Hotel without including the Sewer System Agreement as an exception to the Title, or (B) (i) a consent,  agreement or other instrument from Suffolk County permitting the sale of the Brookhaven Hotel to Purchaser at Closing under the Sewer System Agreement and (ii) a consent, agreement or other instrument from Suffolk County in connection with the Sewer System Agreement as required by Purchaser’s lender in order to provide financing to Purchaser that is secured by fee and equity interests in the Brookhaven Hotel (such consent, release or other agreement as described in clauses (A) – (B), the “Brookhaven Consent”).  In the event that Seller does not deliver to the Title Company the Brookhaven Consent on or prior to the applicable Closing, Purchaser shall have the right to terminate this Agreement with respect to the Brookhaven Hotel by providing written notice to Seller and in such event, the Brookhaven Hotel shall be deemed an Excluded Hotel hereunder.  If Purchaser terminates this Agreement with respect to the Brookhaven Hotel pursuant to this Section 9.3.3, Purchaser shall provide written notice to Escrow Agent and Seller directing Escrow Agent to disburse to Purchaser the amount of the Deposit allocated to the Brookhaven Hotel as set forth on Schedule 3.3.5 attached hereto, no later than two (2) Business Days after the termination.  Seller shall provide Purchaser and Purchaser’s lender opportunity to review and comment on the form of the Brookhaven Consent prior to providing such consent to the applicable Governmental Authority.

9.4Frustration of Closing Conditions

.  Neither Seller nor Purchaser may rely on the failure of a Seller Closing Condition or a Purchaser Closing Condition, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE X
CLOSING

10.1Closing Date

.

10.1.1First Closing

.  The settlement on all Unencumbered Properties pursuant to this Agreement (the “First Closing”) shall occur sixty (60) days from and after the Effective Date (the “First Closing Date”), subject to the terms and conditions of this Agreement; provided, however, Purchaser shall have the unilateral right and option (the “Purchaser First Deferral Option”), to defer the First Closing and the First Closing Date with respect to the Unencumbered Properties on one or more occasions for an aggregate period of up to thirty (30) days after the First Closing Date; provided that, Purchaser shall exercise each Purchaser First Deferral Option, if at all, by written notice thereof delivered to Seller no later than two (2) Business Days prior to the then-applicable First Closing Date.

10.1.2Second Closing

.  The settlement on all Encumbered Properties pursuant to this Agreement (the “Second Closing”) shall occur on the earlier of (i) five (5) Business Days after the date on which all of the closing conditions with respect to the Encumbered Properties have been satisfied (other than such conditions to closing that are satisfied by their terms at Closing) and (ii) one hundred twenty (120) days from and after the Effective Date (the “Initial Second Closing Date,” as the same may be extended herein, the “Second Closing Date”), subject to the terms and conditions of this Agreement; provided, however, Purchaser shall have the unilateral right and option (the “Purchaser Second Deferral Option”), to defer the Second Closing and the Second Closing Date with respect to the Encumbered Properties on one or more occasions for an aggregate period of up to thirty (30) days after the Second Closing Date; provided that, Purchaser shall exercise the Purchaser Second Deferral Option, if at all, by written notice thereof delivered to Seller no later than two (2) Business Days prior to the then-applicable Second Closing Date.

10.1.3Seller Deferral Election

.  In the event that Purchaser elects to terminate this Agreement in its entirety or with respect to any Excluded Hotel pursuant to Section 9.1.2(C) or Section 9.1.2(A), respectively, for failure of a Purchaser Closing Condition, and such Purchaser Closing Condition is reasonably susceptible to cure, Seller shall have the right and option to defer such Closing once for a period of five (5) Business Days in order to cure such failure of a Purchaser Closing Condition.

10.2Closing Escrow

.  Each Closing shall take place pursuant to an escrow agreement between the Parties (the “Closing Escrow Agreement”), in form and substance reasonably acceptable to the Parties, and administered and coordinated by Escrow Agent (the “Closing Escrow”), pursuant to which (i) the Cash Consideration, as adjusted pursuant to Section 3.1 hereof, which shall be paid by Purchaser to Seller pursuant to Section 3.3 hereof, shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and

Purchaser at any Closing pursuant to this Agreement shall be deposited with Escrow Agent, (iii) at each Closing, the portion of the Purchase Price allocable to the Property, as set forth on Schedule 3.3.5 attached hereto, as adjusted pursuant to Section 3.1 hereof, shall be disbursed to Seller, and (iv) the documents deposited into the Closing Escrow shall be recorded in the appropriate jurisdiction or otherwise delivered to Seller and Purchaser, as the case may be, pursuant to the Closing Escrow Agreement.

10.3Closing Deliveries

.

10.3.1Seller’s Deliveries

.  At Closing, Seller shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow to be recorded or delivered to Purchaser, as appropriate, all of the (i) documents set forth in this Section 10.3.1, each of which shall have been duly executed and acknowledged (if required), by Seller, and (ii) other items set forth in this Section 10.3.1 (the “Seller Closing Deliveries”), as follows:

(A)                            A closing certificate in the form of Exhibit D attached hereto, together with all exhibits thereto (the “Closing Certificate”);

(B)                            A deed of conveyance for the Real Property (the “Deed”), in form and substance typical of transactions such as the transactions contemplated herein, subject to the Permitted Exceptions;

(C)                            A Bill of Sale in the form of Exhibit E, transferring the FF&E, Supplies, IT System, F&B, Retail Merchandise, Intellectual Property, Books and Records, Plans and Specifications, Warranties, Bookings and Accounts Receivable to Purchaser, on the terms set forth therein;

(D)                            An Assignment and Assumption of Leases, Contracts and Licenses and Permits in the form of Exhibit F, assigning the Tenant Leases, Contracts and Licenses and Permits to Purchaser, on the terms and to the extent being assumed by Purchaser, as set forth therein;

(E)                            Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy, including, but not limited to, the title affidavit in the form attached hereto as Exhibit B;

(F)                            100% of any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the Real Property;

(G)                            A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code;

(H)                            To the extent not previously delivered to Purchaser, all originals (or certified copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, with such items which are located at the Property on the Closing Date being deemed to be delivered to Purchaser upon delivery of possession of the Property to Purchaser; provided, however, that Seller shall have the right to (i) redact and reformat any Books and Records to exclude data or other information pertaining to any other hotels owned, managed or franchised by Seller, Operating Tenant or their Affiliates, and (ii) retain copies of any Books and Records delivered to Purchaser;

(I)                            The Closing Statement prepared pursuant to Section 11.1 hereof;

(J)                            Intentionally Deleted;

(K)                            A bill of sale or other documents as required by Applicable Law, to transfer vehicles and other Personal Property for each Property in form and substance reasonably satisfactory to Purchaser;

(L)                            A notice of the sale of the Property to each Tenant executed by Purchaser and Seller in form and substance reasonably satisfactory to Purchaser;

(M)                            Resolutions and other consents of Seller or its applicable Affiliate evidencing the authority to consummate the transactions contemplated hereby;

(N)                            All documents as may be required to evidence of record the termination of the Operating Lease; and

(O)                            Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transactions described in this Agreement including, without limitation, the Beverage Services Agreement.

10.3.2Purchaser’s Deliveries

.  At Closing, Purchaser shall deliver or cause to be delivered to Seller, or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller, all of the (i) documents set forth in this Section 10.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 10.3.2 (the “Purchaser Closing Deliveries”), as follows:

(A)                            A portion of the Purchase Price, as set forth on Schedule 3.3.5 attached hereto, as adjusted pursuant to Section 3.1 hereof, to be paid by Purchaser for the Property;

(B)                            A Closing Certificate, together with all exhibits thereto;

(C)                            Such documents and instruments that are required to be executed and delivered by Purchaser under the Franchise Agreement for the Property, in the form approved by Purchaser in Purchaser’s reasonable  discretion;

(D)                            Such documents and instruments that are required to be executed and delivered by Purchaser under or with respect to the Assumed Loans to obtain the Lender Approvals, each in the form approved by Purchaser in Purchaser’s reasonable discretion or sole and absolute discretion as provided in Section 4.2.1;

(E)                            A counterpart of each of the documents and instruments to be delivered by Seller under Section 10.3.1 hereof which require execution by Purchaser; and

(F)                            Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transactions described in this Purchase Agreement.

10.4Possession

.  Seller shall deliver possession of the Real Property, subject to the Permitted Exceptions, and the tangible Personal Property, to Purchaser, upon completion of the Closing.

ARTICLE XI
PRORATIONS AND EXPENSES

11.1Closing Statement

.  No later than ten (10) Business Days prior to the Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Property as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Section 11.2 and Section 11.3 hereof or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare, prior to the Closing, a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement.  Each Closing Statement shall be approved and executed by the Parties at the Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2 hereof.  Seller shall provide a draft of the Closing Statement to Purchaser at least five (5) Business Days prior to the Closing.

11.2Prorations and Credits

.  The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), based on a 365 day year, or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.

11.2.1Taxes

. All real property, personal property and similar Taxes, water and sewage charges and general or special assessments, in each case which are assessed or assessable against any Property for a period during which Closing occurs, shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any Taxes is not ascertainable on the Closing Date, the proration for the Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to each Party to which such deficiency is owed promptly upon receipt of the actual bill for the relevant taxable period.  This Section 11.2.1 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.  In the event a Property or any part thereof shall be or shall have been affected by an assessment which is payable in installments, the Seller shall, at Closing, pay all installments due prior to Closing and Purchaser shall be responsible for all installments due after the Closing.

11.2.2Tenant Leases

. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser.  Purchaser shall receive a credit for all Tenant Security Deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of the Tenant Leases.  Purchaser shall not receive a credit for any non-assignable security deposits held by Seller which

Seller shall return to the tenant under the Tenant Lease, and Purchaser shall obtain any replacement security deposit from the tenant and Seller shall assign and transfer to Purchaser any related letters of credit.  Delinquent rents and other such amounts, if any, shall not be prorated and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such delinquent rents and other such amounts, and Purchaser agrees to cooperate with Seller in Seller’s efforts to collect such sums; provided, however, that Seller shall not be entitled to commence any disposition or eviction proceeding against the delinquent tenant.  If, at any time after the Closing, Purchaser shall receive any such delinquent rents, Purchaser shall promptly remit such amounts to Seller, provided that any monies received by Purchaser from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents applying to the most recent delinquent rental period first.  The previous sentence shall survive the Closing.

11.2.3Contracts

. Any amounts prepaid, accrued or due and payable under the Contracts assumed by Purchaser at Closing (other than for utilities which proration is addressed separately in Section 11.2.5 hereof) shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid for periods following Closing, and Purchaser being credited for amounts accrued and unpaid.  Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of the Contracts.  At Closing, Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

11.2.4Licenses and Permits

. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. At Closing, Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

11.2.5Utility Services

.  All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time.  If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original proration to each Party to which such deficiency is owed promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement. Seller shall receive a credit for all fuel stored at its Property based on Seller’s cost for such fuel.  Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

11.2.6Bookings

. Purchaser shall receive a credit for 100% of all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

11.2.7Restaurants and Bars

. Seller shall close out the transactions in the restaurants and bars at its Property as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and Seller shall receive a credit at Closing in the amount of such transactions net of any General Excise taxes thereon (which taxes shall be paid by the Party that receives the payment of such taxes from the customer) prior to the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs.

11.2.8Vending Machines

. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

11.2.9Trade Payables

. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Property to the Closing, and (ii) Purchaser shall receive a credit for the amount of the Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all the Trade Payables accrued as of the Closing Date when the Trade Payables become due and payable; provided, however, that Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to each Party to which such deficiency is owed promptly upon receipt of the actual bill for such goods or services.  This Section 11.2.9 shall survive Closing as well as the termination of this Agreement.

11.2.10Cash

. Subject to the provisions of this Agreement regarding deposits, at Closing, Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Property which shall remain on deposit for the benefit of Purchaser.

11.2.11Function Revenues

. Revenues from conferences, receptions, catering, meetings and other functions occurring in any conference, banquet or meeting rooms in the Property, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals and telecommunications charges (collectively, “Function Revenues”), shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (x) one-day functions commencing prior to the Cut-Off Time being allocated to Seller, (y) one-day functions commencing after the Cut-Off Time being allocated to Purchaser and (z) multi-day functions being allocated between Seller and Purchaser according to the number of days of the function occurring before the Cut-Off Time and the number of days of the function occurring after the Cut-Off Time.

11.2.12Employees

.  Seller shall be responsible for the liabilities to or in respect of all Employees that have accrued prior to and are unpaid as of the Closing Date, including, without limitation, all Employees’ wages, bonuses, and benefits under any benefit plan (a “Benefit Plan”), any contribution coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) in respect of Employees who experience a “qualifying event” prior to the Closing Date, together with F.I.C.A., unemployment and other similar payroll taxes and the benefits due from any employer of such Employees (“Pre-Closing Employee Costs”).

Purchaser shall be responsible for all other liabilities that accrue after the Closing Date to or in respect of Employees. Notwithstanding the foregoing, Seller will remain responsible for, and Purchaser shall receive a credit at Closing with respect to, all costs and expenses of accrued and unpaid vacation, sick leave or paid time off as of the Closing Date for all Employees, including payroll taxes and any other amounts due in connection therewith (“Benefit Credits”).  The covenants and agreements contained in this Section 11.2.12 are not intended and shall not confer any benefit of right on any person or entity other than the parties to this Agreement.  Except as expressly provided herein, Seller shall be and remain solely responsible for payment of any other employee benefits accrued in connection with Employees, including former employees of the current manager for which Purchaser has not received a credit under the Benefits Credit or for which Purchaser is not otherwise responsible for under this Agreement with respect to any period prior to the Closing Date.

11.2.13Other Adjustments and Prorations

.  All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Property as are specifically required to be adjusted under this Agreement shall be adjusted and prorated between Seller and Purchaser accordingly.

11.2.14Gift Certificates

.  At Closing, Purchaser shall receive a credit equal to the amount set forth on Schedule 11.2.13 with respect to each Property on account of gift certificates for complimentary rooms or services at the applicable Property.

11.2.15Reserve Accounts

.  If Purchaser assumes any Assumed Loan(s) at Closing, to the extent any security, escrows and/or deposits held by lender or its agent in connection with such Assumed Loan(s) is/are not funded by Purchaser at or before Closing and is/are retained by lender or its agent, Seller shall receive a credit at Closing in the amount of such security, escrows and/or deposits and Purchaser shall thereafter own all right, title and interest in such security, escrows and/or deposits.

11.2.16Hyatt House Bridgewater Credits

.  At the Closing of the Hotel commonly known as the Hyatt House, located in Bridgewater, NJ (the “Bridgewater Hotel”):

(A)                            In the event that, immediately following the Closing, a Trigger Period (as defined in the Bridgewater Loan Agreement) is then in effect resulting in excess cash flow from the Property being deposited into the Excess Cash Flow Reserve Account (as defined in the Bridgewater Loan Agreement), Purchaser shall receive a credit in the amount of $1,500,000;

(B)                            In the event that, immediately following the Closing, a Trigger Period (as defined in the Bridgewater Loan Agreement) is then not in effect resulting in excess cash flow from the Property being distributable to Purchaser pursuant to the Bridgewater Loan Agreement (and not retained in the Excess Cash Flow Reserve Account (as defined in the Bridgewater loan Agreement)), Purchaser shall receive a credit in the amount of $900,000;

provided that, that Purchaser shall not be entitled to any credit pursuant to this Section 11.2.16 in the event that Purchaser acquires the Bridgewater Hotel without assuming the Assumed Loan in connection therewith.

11.2.17Courtyard Langhorne Credit

.  At the Closing of the Hotel commonly known as the Courtyard Marriott, located in Langhorne, PA (the “Courtyard Langhorne Hotel”), Purchaser shall receive a credit equal to $300,000; provided that, Purchaser shall not be entitled to any credit pursuant to this Section 11.2.17 in the event that Purchaser acquires the Courtyard Langhorne Hotel without assuming the Assumed Loan in connection therewith.

11.3Accounts Receivable

.

11.3.1Guest Ledger

.  At Closing, Seller shall receive a credit in an amount equal to:  (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one half (½) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger, which shall be prorated in accordance with Section 11.2.8 hereof, and any Function Revenues, which shall be prorated in accordance with Section 11.2.12 hereof), and Purchaser shall be entitled to be credited with or retain (a) all other revenues collected from the Guest Ledger and (b) all deposits made and amounts collected with respect to the Guest Ledger.

11.3.2Accounts Receivable (Other than Guest Ledger)

. At Closing, Seller shall receive no credit for any Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1 hereof) and all rights thereto shall be retained by Seller; provided that, Seller shall not attempt to collect such Accounts Receivable or otherwise pursue any collection action with respect thereto and Purchaser agrees to use commercially reasonable efforts to pursue the collection of such Accounts Receivable on Seller’s behalf.  If at any time after the Closing Purchaser shall receive any such Accounts Receivable allocable to the period prior to the Cut-Off Time, Purchaser shall promptly remit the same to Seller provided however any Accounts Receivable collected by Purchaser shall be applied first to current Accounts Receivable owed from and after the Cut-Off Time and then to Accounts Receivable attributable to the period of time prior to the Cut-Off Time in the inverse order in which they became due and payable.  The parties agree that such Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1 hereof), are not being conveyed to Purchaser hereby and the same shall not be deemed to be included within the words “Property,” “Properties,” “Hotel” or “Hotels,” as the same are used herein.

11.4Transaction Costs

.

11.4.1Seller’s Transaction Costs

.  In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with the transactions contemplated by this Agreement:  (i) the fees and expenses of removing or curing any Unpermitted Exceptions and Monetary Defects as required under Section 5.3.4 hereof; (ii) 100% of any transfer tax and recording charges payable in connection with the conveyance of the Property; (iii) one half (½) of the fees and expenses for Escrow Agent; and (iv) the fees and expenses of their own attorneys, accountants and consultants.

11.4.2Purchaser’s Transaction Costs

.  In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with the transactions contemplated by this Agreement: (i)

the fees and expenses incurred by Purchaser for visits or inspections at the Property or otherwise in connection with such visits or inspections of the Property; (ii) the fees and expenses for the Title Commitments, Title Policies and any Updated Surveys; (iii) any fees or expenses payable for the assignment, transfer or conveyance of any Contracts, Licenses and Permits, IT System, Intellectual Property, Plans and Specifications and Warranties, and any fees payable to replace the goods or services provided under the Operating Agreements (which are not assigned or transferred to Purchaser); (iv) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (v) one half (½) of the fees and expenses for Escrow Agent; and (vii) the fees and expenses of its own attorneys, accountants and consultants.

11.4.3Other Transaction Costs

. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

11.5Reconciliation

.  If any of the prorations in Section 11.2 or Section 11.3 cannot be definitely calculated accurately as of the Closing, then they shall be recalculated as soon as practicable after the Closing but in any event within one hundred eighty (180) days of the Closing Date.  On or prior to the date that is one hundred eighty (180) days after the applicable Closing, Purchaser shall conduct a final reconciliation of any such overpayment or underpayment of the prorations described above to the date of Closing and shall provide such final reconciliation to Seller, together with all relevant back-up, paid invoices, receipts, and other materials and any errors in computing such adjustments and prorations at the Closing or thereafter shall be promptly corrected or made.  If any reconciliation indicates that Purchaser or Seller was entitled to a larger credit with respect to the same than such Party received at Closing, such Party shall immediately remit the shortfall to the other Party.

11.6Survival

.  This Article XI shall survive the Closing.

ARTICLE XII
TRANSITION PROCEDURES

12.1Safe Deposit Boxes

.  Prior to Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Property advising them of the pending change in management of the Property and requesting them to conduct an inventory and verify the contents of such safe deposit box.  All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties.  At Closing, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. At Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After Closing, the Parties shall make appropriate arrangements for guests and customers at the Property to inventory and verify the contents of the non-Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 12.1.  Seller shall be responsible for, and shall indemnify and hold harmless Purchaser Indemnitees in accordance with Article XV from and against, any Indemnification Loss incurred by Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box at the Property prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box.

12.2Baggage

.  On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Property, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties.

12.3IT System

.  With respect to the IT System, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of the IT System from Seller to Purchaser, or a new license for the IT System, and (ii) pay any fees or expenses charged by the licensor, vendor or supplier of the IT System in respect of such assignment or transfer or new license (as the case may be).

12.4Removal of Proprietary Property

.  Except as otherwise expressly set forth herein, prior to Closing, Seller shall remove from the Properties all proprietary property of Seller and/or any Property manager as well as any and all other supplies and other personal property located at the Property, or any signs and fixtures identifying the Property that bear any of the Proprietary Marks (collectively, “Proprietary Property”).  The parties agree the Proprietary Property are not being conveyed to Purchaser hereby, and the same shall not be deemed to be included within the words “Property,” “Properties,” “Hotel” or “Hotels,” as the same are used herein, except as otherwise expressly set forth herein to the contrary.

12.5Notice to Employees

.  Immediately following execution of this Agreement, but no later than sixty (60) days prior to the applicable Closing, Seller shall provide notice in advance of the Closing pursuant to the WARN Act to those Employees employed at the Holiday Inn Express in Hauppauge, New York and at the Hampton Inn in Brookhaven, New York.

12.6Guest Cars

.  On the Closing Date, Seller and Purchaser shall count all cars located in any garages owned or operated by Seller or the manager of the applicable Hotel.

ARTICLE XIII
DEFAULT AND REMEDIES

13.1Seller Default

.  If, at or any time prior to Closing, (x) Seller fails to perform its covenants or obligations under this Agreement in any material respect or (y) an Element Seller Default occurs, (each, a “Seller Default”), then Purchaser, as its sole and exclusive remedies, may elect to:  (i) terminate this Agreement by providing written notice to Seller, in which case, any amount of the Deposit which has not already been applied to a Property at a Closing that has occurred in accordance with the terms and conditions of this Agreement shall be promptly refunded to Purchaser, and Seller shall reimburse Purchaser for all third-party costs and expenses reasonably incurred by Purchaser in connection with the transactions contemplated under this Agreement, in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate (the “Purchaser’s Costs”), and the Parties shall have no further rights or obligations under this Agreement, except as otherwise expressly provided herein and except with respect to the Properties for which a Closing has occurred; or (ii) seek specific performance of Seller's obligations under this Agreement; or (iii) waive any Seller Default at or prior to the Closing and proceed to the Closing without any abatement of the Purchase Price.

13.2Purchaser’s Default

.  If (x) Purchaser fails to perform its obligation to acquire the Property at Closing under this Agreement or (y) a Portfolio Purchaser Default occurs (each, a “Purchaser Default”), then Seller, as its sole and exclusive remedy, may terminate this Agreement by providing written notice to Purchaser, in which case, any amount of the Deposit which has not already been applied to a Property at a Closing which has occurred in accordance with the terms and conditions of this Agreement shall be retained by Seller, as liquidated damages, and the Parties shall have no further rights or obligations under this Agreement, except as otherwise expressly provided herein and except with respect to the Properties for which a Closing has occurred.  In no event shall Purchaser be liable for damages, whether actual, compensatory, contingent, punitive or other types of damages.

ARTICLE XIV
RISK OF LOSS

14.1Casualty

.  If, at any time after the Effective Date and prior to the Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller of the Property shall give written notice of the Casualty to Purchaser promptly after the occurrence of the Casualty.

14.1.1Material Casualty

.  If either (i) the estimated amount of the cost to repair and restore a Property following a Casualty equals or exceeds twenty percent (20%) of the Purchase Price allocation for such Property, as set forth on Scheduled 3.3.5 attached hereto or (ii)

such Casualty permanently and materially impairs the use and value of the Property and which cannot be restored to substantially the same use and value (a “Material Casualty”), and the Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller, within ten (10) Business Days after Purchaser’s receipt of Seller’s written notice of the Material Casualty, to:  (i) terminate this Agreement with respect to such Property, in which case, the Parties shall have no further rights or obligations under this Agreement with respect to such Property, except as otherwise expressly provided therein; or (ii) proceed to Closing, without terminating this Agreement with respect to such Property, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the sum of:  (1) the applicable insurance deductible, and (2) and the reasonable estimated costs for the repair or restoration of the Property required by the Material Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing.  If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement as it relates to the Property in question pursuant to (i) above.  If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period.  Purchaser shall have the right to a refund of the amount of the Deposit allocated to the Property, as set forth on Schedule 3.3.5 attached hereto, and shall receive the prompt return of such amount following the termination of this Agreement pursuant to this Section 14.1.1.

14.1.2Non Material Casualty

. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement or any part hereof, but shall proceed to Closing, in which case Seller shall:  (A) provide Purchaser with a credit against the Purchase Price (except if the Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the sum of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration of the Property required by the Casualty; and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property so affected, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

14.2Condemnation

.  If, at any time after the Effective Date but prior to the expiration of termination of this Agreement, any Governmental Authority commences or threatens to commence any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property not already conveyed pursuant to this Agreement (each, a “Condemnation”), Seller shall give written notice of the Condemnation to Purchaser promptly after Seller receives notice of the Condemnation.

14.2.1Material Condemnation

.  If the Condemnation would (i) result in the permanent loss of value equal to more than twenty percent (20%) of the Purchase Price allocation for a Property, as set forth on Schedule 3.3.5 attached hereto, (ii) result in any permanent material reduction or restriction in access to the Land or Improvements or parking for any particular Property, or (iii) permanently and materially impair the use and value of the Real Property and which cannot be restored to substantially the same use and value (each, a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller, within ten (10) days after Purchaser’s receipt of Seller’s written notice of the Material Condemnation, to (A) terminate this Agreement with respect to such Property in which case, the Parties shall have no further rights or obligations under this Agreement with respect to such Property, except as otherwise expressly provided therein; or (B) proceed to Closing, without terminating this Agreement or any part hereof, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from the Material Condemnation.  If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement with respect to such Property pursuant to clause (A) above.  If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.  Purchaser shall have the right to a refund of the amount of the Deposit allocated to the Property, as set forth on Schedule 3.3.5 attached hereto, and shall receive the prompt refund of such amount following the termination of this Agreement with respect to such Property pursuant to this Section 14.2.1.

14.2.2Non-Material Condemnation

. In the event of any Condemnation, other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement but shall proceed to Closing, in which case, Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from the Condemnation.

ARTICLE XV
SURVIVAL, INDEMNIFICATION AND RELEASE

15.1Survival

.  Except as expressly set forth in this Section 15.1, all representations, warranties, covenants, liabilities and obligations as they relate to each such Property contained in this Agreement or any Seller Document shall be deemed (i) if the Closing occurs, to survive Closing for a period of one (1) year after the Closing Date of each such Property, or (ii) if this Agreement is terminated, not to survive such termination.

15.1.1Survival of Representations and Warranties

. If this Agreement is terminated, the representations and warranties in Section 7.1.10,  Section 7.1.11,  Section 7.1.17,  Section 7.2.4,  Section 7.2.5 and Section 7.2.6 hereof shall survive such termination until the expiration of the applicable statute of limitations.

15.1.2Survival of Covenants and Obligations

. If this Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the termination of this Agreement shall survive such termination.

15.2Indemnification by Seller

.  Subject to the limitations set forth in Article VI and Sections 15.1,  15.4,  15.5,  15.6 hereof, as well as any other express provision of this Agreement, Seller shall indemnify and hold harmless Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee relating to, and to the extent of, the Retained Liabilities, resulting from (i) any breach of any express representations, warranties or covenants of Seller in this Agreement which survive the termination or expiration of this Agreement in accordance with the express terms hereof, (ii) any Retained Liabilities and (iii) any post-closing adjustment to prorations to be made pursuant to this Agreement; provided that, the limitations set forth in Sections 15.1 and 15.4 shall not apply to an indemnification claim pursuant to clauses (ii) or (iii) of this Section 15.2.

15.3Indemnification by Purchaser

.  Subject to the limitations set forth in Sections 15.1,  15.4,  15.5 and 15.6 hereof, Purchaser, and each assignee of Purchaser, shall indemnify and hold harmless Seller Indemnitees from and against any Indemnification Loss incurred by Seller Indemnitee to the extent resulting from (i) any breach of any express representations or warranties of Purchaser in this Agreement which survive the termination or expiration of this Agreement in accordance with the express terms hereof, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the termination or expiration of this Agreement in accordance with the express terms hereof, and (iii) any Assumed Liabilities.

15.4Limitations on Indemnification Obligations

.

15.4.1Failure to Provide Notice within Survival Period

.  Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5.1 hereof prior to the expiration of any applicable survival period described herein.

15.4.2Indemnification Deductible and Cap

.  Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to provide indemnification to Purchaser Indemnitees pursuant to clause (i) of Section 15.2 hereof to the extent that the amount of Indemnification Loss incurred by Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification under clause (i) of Section 15.2, (A) does not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate (including all breaches) with regard to any particular Property (the “Indemnification Deductible”), or if the Indemnification Losses exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (B) exceeds Six Million Five Hundred Ten Thousand Dollars ($6,510,000) in the aggregate, with regard to all Properties.  Notwithstanding anything contained herein to the contrary, in no event shall the Indemnification Deductible or the Cap apply to any Indemnification Losses incurred by any Purchaser Indemnitee arising out of (a) any fraud or intentional misrepresentation by any Seller or (b) the indemnification set forth in Section 7.1.10.

15.4.3Effect of Insurance or Other Reimbursement

.  Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article XV shall be net of any insurance proceeds received by the Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement actually received by Indemnitee. The Indemnitee shall use commercially reasonable efforts to collect any insurance proceeds or obtain any third party reimbursement with respect to the Indemnification Claim, and if such insurance proceeds or reimbursement are obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount collected by the Indemnitee up to the amount received from the Indemnitor for the Indemnification Loss.

15.5Negligence or Willful Misconduct of Indemnitee

.  Notwithstanding anything to the contrary in this Agreement, (i) no Purchaser Indemnitee shall be entitled to defense or indemnification to the extent the Indemnification Loss results from the negligence or willful misconduct of, or breach of this Agreement by, any Purchaser Indemnitee, and (ii) no Seller Indemnitee shall be entitled to defense or indemnification to the extent the Indemnification Loss results from the negligence or willful misconduct of, or breach of this Agreement by, Seller Indemnitee.  This Section 15.5 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement

15.6Waiver of Certain Damages

. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, EACH SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (or any Indemnitee) MIGHT HAVE WITH RESPECT THERETO.

15.7Indemnification Procedure

.

15.7.1Notice of Indemnification Claim

. If any of Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to the Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless the Indemnitee unless and until the Indemnitee provides written notice to the Indemnitor promptly after the Indemnitee has actual knowledge of any facts or circumstances on which the Indemnification Claim is based or a Third-Party Claim is made on which the Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to the Indemnification Claim.

15.7.2Resolution of Indemnification Claim Not Involving Third-Party Claim

.  If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

15.7.3Resolution of Indemnification Claim Involving Third-Party Claim

. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of the Third-Party Claim, at its cost and expense,

and shall use good faith efforts consistent with prudent business judgment to defend the Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of the Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance or admissions by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of the Third-Party Claim, the Indemnitee shall have the right to retain the defense of the Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend the Third-Party Claim in an effective and cost efficient manner.

15.8Accrual of Indemnification Obligation

. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as the dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as the Third-Party Claim is concluded, including any appeals with respect thereto.

15.9Exclusive Remedy for Indemnification Loss

.  Except for claims based on fraud, the indemnification provisions in this Article XV shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.1Notices

.

16.1.1Method of Delivery

.  All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

c/o Hersha Hospitality Trust

Penn Mutual Towers

510 Walnut Street

Philadelphia, PA  19106

Attn: Mr. Jay H. Shah, Chief Executive Officer

Facsimile:  (215) 238-0157

And to:

c/o Hersha Hospitality Trust

Penn Mutual Towers

510 Walnut Street

Philadelphia, PA  19106

Attn: Mr. Ashish Parikh, Chief Financial Officer

Facsimile:  (215) 238-0157

And to:

c/o Hersha Hospitality Trust

Penn Mutual Towers

510 Walnut Street

Philadelphia, PA  19106

Attn: Mr. William Walsh, Senior Vice President, Asset Management

Facsimile:  (215) 238-0157

In each case, with a required copy to:

Jonathan M. Grosser, Esquire

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA  19103-7098

Facsimile:  (215) 564-8120

If to Purchaser:

Blackstone Real Estate Advisors L.P.

345 Park Avenue, 42nd Floor

New York, NY 10154

Attention:  William Stein and Judy Turchin

Facsimile:  (212) 583-5202; (646) 253-4570

In each case, with a required copy to:

Gregory J. Ressa, Esquire

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York  10017

Facsimile:  (212) 455-2502

16.1.2Receipt of Notices

. All Notices sent by a Party (or its counsel pursuant to Section 16.1.4) under this Agreement shall be deemed to have been received by the Party to whom the Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of the Notice if (A) the recipient Party refuses delivery of the Notice, or (B) the recipient Party is no longer at such address or facsimile number, and the recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 16.1.3.

16.1.3Change of Address

. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 16.1 by providing a Notice of the change in address and/or facsimile number as required under this Section 16.1.

16.1.4Delivery by Party’s Counsel

. Each Party agrees that the attorney for the Party shall have the authority to deliver Notices on the Party’s behalf to each other Party.

16.2No Recordation

.  Neither Purchaser, any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser, shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records; provided, Purchaser shall be permitted to record a memorandum of this Agreement after Purchaser has filed an action for specific performance. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement to the extent a memorandum was recorded in violation of this Section 16.2.

16.3Time is of the Essence

.  Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

16.4Assignment

.  Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Purchaser shall have the right, without the need to obtain the prior consent of Seller, but subject to prior written notice thereof to Seller, to designate any Affiliate or Affiliates as its nominee to receive title to all or any portion of the Property, or assign all of its right, title and interest in this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to Closing; provided, however, that (a) the Affiliate remains an Affiliate of Purchaser at Closing, (b) Purchaser shall not be released until Closing from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (c) Purchaser shall indemnify Seller from and against any transfer tax liability, or similar taxes and/or assessments, that Seller may suffer as a result of the foregoing.  This Section 16.4 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

16.5Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

16.6Third Party Beneficiaries

.  This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent the Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

16.7GOVERNING LAW

.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCEPT AS SPECIFICALLY APPLIES TO THE REAL PROPERTY RIGHTS OF EACH PROPERTY, WHICH SHALL BE GOVERNED BY THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

16.8Rules of Construction

.  The following rules shall apply to the construction and interpretation of this Agreement:

16.8.1                       Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

16.8.2                       All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

16.8.3                       The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

16.8.4                       Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits attached hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits attached hereto.

16.8.5                       The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

16.8.6                       The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

16.8.7                       The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of the Party, without regard to any standard of reasonableness or other standard by which the determination of the Party might be challenged.  In the event no standard is provided in connection with a determination to be made by a Party under this Agreement, such determination shall be deemed to be made in such Party’s “sole discretion”.

16.9Severability

.  If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.10JURISDICTION AND VENUE

.  ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE COURT OF COMMON PLEAS OF THE COMMONWEALTH OF PENNSYLVANIA IN PHILADELPHIA COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, IN THE COMMONWEALTH OF PENNSYLVANIA, AND EACH SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES), AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES), HEREBY SUBMITS TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

16.11WAIVER OF TRIAL BY JURY

.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.12Prevailing Party

.  If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Party on an equitable basis.  This Section 16.12 shall survive the initial Closing and all subsequent Closings hereunder, as well as the termination of this Agreement.

16.13Several (Not Joint and Several) Liability of Seller

.  Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of Seller under this Agreement and the Closing Documents shall be several, and not joint and several except as provided in Article XVII hereof.

16.14Exculpation

.  Purchaser and Seller acknowledge and agree that Purchaser and Seller shall look solely to the assets of Seller and Hersha or Purchaser (or Purchaser’s designee, post-Closing), respectively, for the enforcement of any claims against Seller and Hersha or Purchaser (or Purchaser’s designee), as the case may be, and the officers, directors, partners, members, shareholders, trustees, employees and agents of Seller and Hersha or Purchaser (or Purchaser’s designee) assume no personal liability for the liabilities and obligations entered into by Seller and Hersha or Purchaser, respectively, and its individual assets shall not be subject to any claims relating to such liabilities and obligations.

16.15Incorporation of Recitals, Exhibits and Schedules

.  The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time) referred to in this Agreement are incorporated herein by this reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

16.16Entire Agreement

.  This Agreement sets forth the entire understanding and agreement of the Parties hereto, and supersedes all other agreements and understandings (written or oral) among the Parties with respect to the subject matter hereof and thereof.

16.17Amendments, Waivers and Termination of Agreement

.  No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

16.18Not an Offer

.  The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.

16.19Execution of Agreement

.  A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

16.201031 Exchange

.  Supplementing any assignment provisions contained herein, Seller shall be permitted to assign its rights but not its obligations under this Agreement to, and to close Escrow through, a qualified intermediary as provided in Treas. Reg. 1.1031(k)-1(g)(4) for the purpose of effectuating a tax-deferred exchange under Section 1031 of the  Code on or prior to the Closing Date, and Buyer agrees to execute all customary escrow instructions and other documents reasonably requested by an exchanging party and otherwise reasonably cooperate in Seller’s effort to effect a tax-deferred exchange, so long as such assignment, cooperation and attempted exchange shall not (a) in any way delay or accelerate or otherwise adversely affect the Closing Date, (b) relieve Seller of the timely adherence to or performance of each and every duty, obligation and liability of Seller contained in or arising out of this Agreement, (c) require Buyer to assume any debt or other obligations, incur any out-of-pocket expenses, or take title to any other property, or (d) require the Purchaser to take title to any other property in connection with such exchange. The Seller shall indemnify, defend and hold the Buyer harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including attorneys’ fees and costs of litigation, that the Purchaser may suffer or incur by reason of such exchange. The Close of Escrow under this Agreement is not conditioned upon the completion of a tax-deferred exchange by Seller, and neither Buyer, nor Buyer’s counsel shall be, in any way, responsible or liable for the actual tax consequences of any tax-deferred exchange attempted by Seller.

16.21Non-Solicitation

.  Except with respect to Excluded Hotels, Seller will not initiate contact with or solicit any inquiry or proposal by any other Person or engage in any substantive discussions or negotiations in connection with any proposed sale, recapitalization, disposition, financing, or transfer of the Properties, directly or indirectly.

ARTICLE XVII
JOINDER OF HERSHA

17.1Hersha Guaranty

.

17.1.1Guaranty

.  Hersha is executing this Agreement solely for the purposes specified in this Article XVII.  Hersha hereby guarantees to Purchaser the due and punctual payment and performance of Seller’s obligations under Article XI and Article XIII and Sections 7.1.10,  15.2,  16.13 and 16.14; provided that, the Parties acknowledge and agree that Hersha shall only be liable pursuant to this Article XVII to the extent that Seller is liable pursuant to this Agreement.

17.1.2Terms of the Guaranty

.  The terms of this Article XVII and Hersha's obligations hereunder are a continuing and irrevocable obligation of Hersha and shall remain in full force until payment, performance and/or observation in full of the obligations hereunder; Hersha's guaranty and liability under this Article XVII are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following:  (i) any amendment or modification of the terms of this Agreement; (ii) any failure or delay of Purchaser to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement; (iii) any dealings or transactions between Purchaser and Seller or any of its affiliates relating to this Agreement, whether or not Hersha shall be a party to or cognizant of the same; (iv) any guaranty now or hereafter executed by Hersha or its affiliates or the release of Hersha or its affiliates thereunder or the failure of any other party to assume liability for the payment in connection with this Agreement, whether by operation of law or otherwise; (v) Purchaser's consent to any assignment or successive assignments of this Agreement; (vi) the failure to give Seller notice of any breach of this Agreement if such notice is not required; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to Hersha, whether similar or dissimilar to the foregoing (including any bankruptcy of Seller), other than the defense of (a) payment and performance or (b) the claim against Seller is not due and owing under the terms of this Agreement or that Seller has performed (it being understood and agreed that Purchaser will only be required to litigate the existence of the same or similar defenses raised by both Seller and Hersha in one action or proceeding).  Hersha expressly waives the following:  (i) notice of acceptance of this Agreement; (ii) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (iii) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Article XVII, or the interpretation, breach or enforcement of such obligations; and (iv) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller or any insider that arise from the existence, payment, performance or enforcement of Hersha's obligations under this Article XVII until such time as Hersha's obligations under this Article XIV are performed and paid in full.  Hersha's guaranty under this Article XVII is a present guaranty of payment and performance and not of collection.

17.2Representations and Warranties of Hersha

.  Hersha hereby represents, warrants and certifies to Purchaser as follows:  (i) the execution, delivery and performance under this Article XVII by Hersha will not, to Hersha’s Knowledge, violate any provision of any law, regulation, order or decree of any Governmental Authority, bureau or agency or of any court binding on Hersha, or of any contract, undertaking or agreement to which Hersha is a party or which is binding on Hersha, or of any contract, undertaking or agreement to which Hersha is a party or which is binding upon or any of its property or assets, (ii) the Agreement, with respect to this Article XVII, has been duly authorized, executed and delivered by Hersha and constitutes a legal, valid and binding obligation of Hersha, enforceable against Hersha in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Article XVII have been duly obtained and are in full force and effect.

17.3Survival

.  This Article XVII shall survive the termination of this Agreement.

ARTICLE XVIII
ESCROW

18.1Escrow Provisions

.  The rights and obligations of Seller, Purchaser and Escrow Agent with respect to the Deposit are as follows:

18.1.1                       Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall cause the same to be deposited into an interest-bearing account with Citibank N.A., it being agreed that Escrow Agent shall not be liable for (y) any loss of principal or interest (unless due to Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement) or (z) any failure to attain a favorable rate of return on the amount so deposited.  Escrow Agent shall deliver the Deposit, and the interest accrued thereon, to Seller or to Purchaser, as the case may be, under the following conditions:

(i)The Deposit shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser authorizing the release of the Deposit and the interest accrued thereon; or

(ii)The Deposit (or the applicable portion thereof) shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations in a manner that would entitle Seller to the return of the Deposit, and specifying the Section of this Agreement which entitles Seller to the return of the Deposit, provided Purchaser shall not have given written notice of objection in accordance with the provisions set forth below; or

(iii)The Deposit (or the applicable portion thereof) shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Purchaser is entitled to a return of the Deposit in accordance with this Agreement and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, in each case provided Seller shall not have given written notice of objection in accordance with the provisions set forth below; or

(iv)The Deposit, and the interest accrued thereon, shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

18.1.2                       Upon the filing of a written demand for the Deposit by Seller or Purchaser, pursuant to Section 18.1.1(ii) or Section 18.1.1(iii) above, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party.  The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within ten (10) days after such party’s receipt of notice from Escrow Agent, but not thereafter.  Such notice shall be made in good faith and shall set forth the basis (in reasonable detail) for objecting to the delivery of the Deposit.  Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand.  If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit, and the interest accrued thereon, until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit, and the interest accrued thereon, in accordance with said direction, (y) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit, and the interest accrued thereon, with the clerk of the court in which said litigation is pending pursuant to an appropriate order of such court, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder, including but not limited to depositing the Deposit, and the interest accrued thereon, in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party in such interpleader action, as determined by a final non-appealable order of such court.

18.1.3                       Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own negligence, willful misconduct or breach of its obligations hereunder.  Escrow Agent shall have no duties or responsibilities except those set forth herein.  Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto.  Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s fees and out-of-pocket expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, however, that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent.  After delivery of the Deposit, and the interest accrued thereon, in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(A)                            Escrow Agent shall have the right at any time to resign upon ten (10) Business Days’ prior notice to Seller and Purchaser.  Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) Business Days after receipt of notice of Escrow Agent of its intent to resign.  If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company licensed to do business in the State of New York and having a branch located in New York County to act as successor Escrow Agent hereunder.  At any time after the ten (10) Business Day period, Escrow Agent shall have the right to deliver the Deposit, and the interest accrued thereon, to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder.  Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

18.1.4                       Seller and Purchaser each hereby agrees to severally (but not jointly) indemnify, defend and hold harmless Escrow Agent from and against fifty percent (50%) of any and all loss, cost, damage, expense and reasonable attorneys’ fees actually incurred by Escrow Agent arising out of it acting as the Escrow Agent hereunder, other than to the extent arising from Escrow Agent’s negligence, willful misconduct or breach of its obligations hereunder.

18.1.5                       The interest earned on the Deposit shall be paid to the party entitled to receive the Deposit as provided in this Agreement.  The party receiving such interest shall pay any income taxes thereon.  Seller and Purchaser shall each furnish their respective taxpayer identification numbers to the other party and to the Escrow Agent within five (5) Business Days of the Effective Date.

18.1.6                       The provisions of this Article XVIII shall survive the Closing or termination of this Agreement.

[remainder of page intentionally left blank; signatures on following page(s)]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

HHLP BRIDGEWATER ASSOCIATES LLC, a Delaware limited liability company

By: _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

HHLP BROOKHAVEN ASSOCIATES, LLC, a New York limited liability company

By:   44 Brookhaven, LLC, a New York limited liability   company, its Managing Member

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

44 CARLISLE ASSOCIATES, a Pennsylvania limited partnership

By:   Hersha Hospitality, LLC, a Virginia limited liability   company, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

INN AMERICA HOSPITALITY AT EWING, L.L.C., a New Jersey limited liability company

By: _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

HHLP HARRISBURG FRIENDSHIP, LP, a Pennsylvania limited partnership

By:           HHLP HARRISBURG FRIENDSHIP GP,            LLC, a Pennsylvania limited liability            company, its sole general partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

HHLP HAUPPAUGE ASSOCIATES, LLC, a New York limited liability company

By:              44 Hauppauge, LLC, a New York limited            liability   company, its Managing Member

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

3144 ASSOCIATES, a Pennsylvania limited partnership

By:              Hersha Hospitality, LLC, a Virginia limited            liability company, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

2144 ASSOCIATES-HERSHEY, a Pennsylvania limited partnership

By:              Hersha Hospitality Limited Liability            Company-Hershey, a Delaware limited            liability company, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

HHLP WILMINGTON ASSOCIATES, LP, a Delaware limited partnership

By:           HHLP Wilmington, Inc., a Delaware            corporation, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Vice President

HHLP KING OF PRUSSIA ASSOCIATES, LP, a Pennsylvania limited partnership

By:           HHLP King of Prussia, Inc., a Pennsylvania            corporation, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Vice President

HHLP LANGHORNE ONE ASSOCIATES, LP, a Pennsylvania limited partnership

By:              HHLP Langhorne One, LLC, a            Pennsylvania limited liability   company,            its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

HHLP OXFORD VALLEY ASSOCIATES, LP, a Pennsylvania limited partnership

By:           HHLP Oxford Valley, Inc., a Pennsylvania            corporation, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Vice President

HHLP LANGHORNE TWO ASSOCIATES, LP, a Pennsylvania limited partnership

By:              HHLP Langhorne Two, LLC, a            Pennsylvania limited liability company, its            General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

44 HERSHA SMITHFIELD, LLC, a Rhode Island limited liability company

By:              Hersha Smithfield Managing Member, LLC,            a Delaware limited liability company, its            Manager

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

SAWMILL THREE, LLC, a Connecticut limited liability company

By:              44 West Haven Hospitality, LLC, a            Connecticut limited liability company, its            Manager

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Manager

HHLP WILMINGTON ASSOCIATES, LP, a Delaware limited partnership

By:           HHLP Wilmington, Inc., a Delaware            corporation, its General Partner

By:  _ /s/ Ashish Parikh

Name:           Ashish R. Parikh

Title:           Vice President

PURCHASER:

BRE NE HOSPITALITY HOLDINGS LLC, a Delaware limited liability company

By:  /s/ A.J. Agarwal

Name:  A.J. Agarwal

Title:  Senior Managing Director and Vice President

JOINDER OF ESCROW AGENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, CHICAGO TITLE INSURANCE COMPANY (the “Escrow Agent”) hereby joins in this Agreement solely to acknowledge it agreement to be bound by the terms and conditions set forth at Section 3.2 and Section 3.3 and Article XVIII hereof.

AGREED AND ACCEPTED THIS 20th DAY OF SEPTEMBER, 2013.

Chicago Title Insurance Company

By:     /s/ Neal Miranda

Name:    Neal Miranda

Title:  Counsel

JOINDER OF HERSHA HOSPITALITY TRUST

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, HERSHA HOSPITALITY TRUST, a Maryland Real Estate Investment Trust (“Hersha”), hereby joins in this Agreement solely to acknowledge it agreement to be bound by the terms and conditions set forth at Article XVII hereof.

AGREED AND ACCEPTED THIS 20th DAY OF SEPTEMBER, 2013.

HERSHA HOSPITALITY TRUST

By:     /s/ Ashish Parikh

Name:  Ashish Parikh

Title:  Chief Financial Officer